Exhibit 10.58

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Agreement No. TS094849

DATED 16th September 2008

(1) THE CHINESE UNIVERSITY OF HONG KONG

and

(2) SEQUENOM, INC.

LICENSE AGREEMENT

Agreement No. TS094849

This Agreement is made on the 16th day of September 2008 and commences on the same.

BETWEEN:

(1)	The Chinese University of Hong Kong, a university established by Statute in The Hong Kong Special Administrative Region (“SAR”) whose registered office is at Shatin, New Territories, Hong Kong SAR acting in its capacity as the owner of the Invention as defined herein (“University”) and

(2)	Sequenom, Inc., a Delaware corporation whose principal place of business is at 3595 Johns Hopkins Court, San Diego, CA 92121 USA (“Licensee”).

Who together in this Agreement are referred to as the ‘Parties’ and individually as the ‘Party’.

WHEREAS:

(A)	The Inventions (as defined below) were invented by Professor Y M Dennis Lo of the Department of Chemical Pathology of University and his research team.

(B)	Invention within University Docket No. […***…] is partly sponsored by the Innovation and Technology Fund entitled “Development of Genomic Strategies for the Non-invasive Detection of Down Syndrome”, (Ref No. ITS/195/01) and is subject to the agreement between the Government of the Special Administrative Region of Hong Kong (“Government”) and University as attached in Schedule 4 (“ITF Agreement”).

(C)	University is sole owner of the Inventions within University Docket Nos. […***…] and […***…] and the corresponding Proprietary IPR (as defined below) therein.

(D)	University wishes to grant to Licensee and Licensee wishes to acquire a licence to use the Inventions and the Proprietary IPR therein in accordance with the provisions of this Agreement.

IT IS HEREBY AGREED as follows:

1	Definitions

In this Agreement, unless the context clearly otherwise requires, the following words and expressions shall have the following meanings and all defined terms shall apply to their singular and plural forms, as applicable: “Including” means ‘including without limitation’. “H/herein”, “hereof”, “hereunder” or similar expressions refer to this Agreement. “Clause” means the referenced clause in this Agreement.

1.1	“Commencement Date” means the date set forth above;

1.2	“Combined Product” means Licensed Product incorporated with, in or combined with any other product supplied by Licensee. For the avoidance of doubt, General-Use Reagents which may be used in conjunction with a Licensed Product are not included within this definition.

1.3

“Expenses” means all costs and expenses incurred for processing, defending from invalidation attacks or maintaining any one of the Prospective Patent (as defined below) in a designated Patent Jurisdiction (as defined below) and includes those costs and expenses referred to in

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Clauses 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6 as payable by Licensee.

1.4	“Information” means information relating to any of the Inventions and any other technical information of University.

1.5	“Intellectual Property Rights” (“IPR”) means any rights including but not limited to patents, know-how, confidential information, trade secret, industrial design, data copyrights, trademarks, service marks, trade names, logos and the goodwill associated therewith and all rights or forms of protection having equivalent or similar effect (whether registered, unregistered or being capable of being registered).

1.6	“Invention(s)” means those invention disclosures and patent applications which were invented by Research Team and owned by University prior to the Commencement Date and listed in Schedule 2 hereto, and all underlying or related Proprietary IPR owned by University prior to the Commencement Date, including the Prospective Patent.

1.7	“License Issue Fee” means the consideration to be paid by Licensee to University in accordance with Clause 5.1.1 of this Agreement.

1.8	“Licensed Field of Use” means prenatal diagnostics and/or prenatal prognostics and/or prenatal analysis and/or prenatal research in these areas, for use with any and all types of technology platforms or uses, other than for the purpose of promoting sex selection followed by gender-specific abortion without a medical reason.

1.9	“Prospective Patent” means any and all patents and patents applications specified in Schedule 2, including any grants, divisions, continuations, continuations-in-part, reissues, re-examinations and extensions (collectively called “maintenance”) of all such patents claiming priority therefrom and more particularly described in Clause 8 below (and any reference to “Prospective Patent” shall include any and all of them) as well as renewals thereof, excluding any rights that extend to Hong Kong SAR.

1.10	“Proprietary IPR” means any and all underlying Intellectual Property Rights subsisting in the Inventions solely owned by University, or University’s interest in Inventions co-owned prior to the Commencement Date by University and another party.

1.11	“Licensed Product” means any of the Inventions as embodied in any product, service or process that is developed or produced by Licensee and/or its Sub-Licensee, in the Licensed Field of Use, and that employs or is produced by the practice of any Invention or whose manufacture, use, practice, sale, offer for sale, or importation would constitute, but for the license University grants to Licensee under this Agreement, an infringement of any rights afforded by the Inventions. For the avoidance of doubt, General-Use Reagents which may be used in conjunction with a Licensed Product are not included within this definition.

1.12	General-Use Reagent means any product, service or process that relates to general genetic analysis methods and/or products and that does not employ or is not produced by the practice of any Invention or whose manufacture, use, practice, sale, offer for sale, or importation would not constitute an infringement by Licensee or its Sub-Licensee of any rights afforded by the Inventions.

1.13	“Net Sales Value” means the aggregate consideration, including royalties (excluding up-front

Agreement No. TS094849

payments, milestone payments, refunds, credits, grant or research funding or equity investment) which are received by Licensee, directly or by Licensee from a Sub-Licensee, from the sale, leasing or other commercial disposition of a Licensed Product, and based on the invoiced price of Licensed Product sold by the Licensee in arm’s-length transactions, or, where the sale is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, less normal trade discounts actually granted, insurance, freight, or any relevant tax, duties or similar government levies.

1.14	“Patent Jurisdictions” means convention countries and/or regions in which the Prospective Patent has been filed or granted or to be filed or granted and for which the application, prosecution, defence from invalidation attacks and maintenance will be made at the Licensee’s expense.

1.15	“Research Team” means Professor Y M Dennis Lo of the Department of Chemical Pathology of The Chinese University of Hong Kong and his research team.

1.16	“Standard Terms and Conditions” or T&C’s means the terms and conditions in Schedule 1 annexed hereto.

1.17	“Sub-Licensee” means a sub-licensee who has a valid and subsisting license granted to it by Licensee for the exploitation of the Licensed Product.

1.18	Territory” means any and all countries or jurisdictions in the world excluding Hong Kong SAR,.

1.19	“PRC” means the People’s Republic of China, excluding Hong Kong SAR.

1.20	“USA” means the United States of America.

1.21	“Affiliate” means any entity, which whether through ownership of voting shares or securities, by contract of otherwise, directly or indirectly controls, is controlled by, or is under the common control with a Party.

2	Grant of License

2.1	University hereby grants to Licensee, for the Term and subject to the provisions of this Agreement, and for […***…], subject to the approval for granting exclusive right by the Government of the Special Administrative Region of Hong Kong and the ITF Agreement, a non-assignable (except as permitted in Paragraph 15 of T&C’s in connection with the assignment of this Agreement) exclusive license for Inventions within University Docket Nos. […***…] and […***…], and a non-exclusive license for Invention within University Docket No […***…] until and unless approved as an exclusive license by the Government of the Special Administrative Region of Hong Kong, with the right to sublicense, subject to Clause 4, to apply and exploit the use of the Inventions, to make, authorise the making of, have made, use, process, supply, sell, offer to sell, lease, otherwise commercially dispose of, import and export or otherwise exploit in any manner the Licensed Product and/or the Combined Product in the Licensed Field of Use within the Territory. Licensee shall be responsible for the safety and quality of the Licensed Product.

2.2	In respect of any Proprietary IPR in the Inventions not covered by the Prospective Patent, the

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license under Clause 2.1 is non-exclusive.

2.3	In respect of the Prospective Patent, the license under Clause 2.1, except with respect to Invention with University Docket No. […***…], is exclusive, subject to Clause 2.4.

2.4	University reserves the right to:

2.4.1	use and develop any of the Inventions and the Prospective Patent solely for academic, research and publication purposes at all times provided that University provides a copy of any manuscript to Licensee, at the time of submission, for any publications submitted to a journal indexed by the Institute of Scientific Information; and to extend the academic, research and publication rights, set forth above, to other collaborating academic organizations in whatever countries.

2.4.2	grant to the Commissioner for Innovation and Technology (“CIT”) or to any commission, body or other administration assuming the rights of CIT an unconditional, irrevocable, non-exclusive, perpetual and royalty-free world-wide license to use the Invention within University Docket No. […***…] as per the ITF Agreement, without accounting to Licensee.

2.5	University shall, if requested by Licensee, execute and file applications (in the prescribed form) to register or provide notice to the relevant patents administrators of the transaction contemplated by this Agreement in accordance with relevant laws or regulations, provided that the Licensee:

2.5.1	will, together with each request made to University, provide to University a duly executed irrevocable power of attorney in favour of University pursuant to relevant local laws, to enable University to remove such registration or notice to the relevant patents administration promptly upon the termination or early termination of the license granted in this Agreement or any part of it, or upon the abandonment by Licensee of any Prospective Patent under Clause 8.7;

2.5.2	bear all costs and expenses in connection with the requested registration or notice, as well as the removal of such registration or notice, including but not limited to University’s expenses in consulting its own legal advisers about Licensee’s request and attending to the filing and removal of the registration or notice.

3	Term of License

3.1

The license in Clause 2.1 shall be effective and commence from the Commencement Date and shall expire concurrently with the last-to-expire Prospective Patent or on the 20th anniversary of the Commencement Date, whichever is the later, unless terminated earlier under the terms of this Agreement (the “Term”).

4	Sub-Licensee

4.1	For the License granted in Clause 2.1, Licensee shall be entitled to grant sub-licenses of its rights thereunder to any person or entity subject to Clause 5.3. However, Licensee shall ensure that

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each sub-license includes obligations on the Sub-Licensee at least as restrictive as the obligations imposed on Licensee under this Agreement, excluding any economic term, which may be freely negotiated between the Licensee and Sub-Licensee, and that:

4.1.1	The terms and conditions of any sub-license shall prohibit further sub-licensing.

4.1.2	The sub-license shall expressly provide that, to the extent permissible under the law, University as owner or co-owner of the Inventions may directly enforce the terms of the sub-license against Sub-Licensee as if it were a party to the sub-license.

4.1.3	Sub-Licensee shall not, directly or indirectly, during the term of the Sub-license or thereafter challenge the ownership and/or any rights of University in the Inventions, including any Proprietary IPR in respect of the Inventions, the Prospective Patent, and the validity thereof.

4.2	Any such sub-license shall also expressly include provisions for it to transfer directly to University in the case of termination of this Agreement for any reason, but University shall not be bound to accept such transfer if the sub-license contains terms or clauses not acceptable to University in which case the sub-license may be terminated by University at its sole discretion, provided, however, that University shall assume the sub-license if the University has approved it in writing before or after its execution. University must assume a sub-license only if the version of the sub-license as entered into between Licensee and Sub-Licensee is in all material respects the same as that submitted to University for approval.

4.3	Except as provided for in Clause 4.2, all sub-licenses shall terminate automatically on the termination of this Agreement for any reason. Within […***…] days of the final execution of any sub-license agreement the Licensee shall provide to University a true copy of it.

4.4	The Licensee shall be responsible for any breach of the sub-license by the Sub-Licensee, with respect to Sub-Licensee’s obligation to make any payments to Licensee, as if the breach had been that of Licensee under this Agreement, and University shall be at liberty to terminate this Agreement except that University shall not terminate this Agreement if the Licensee makes good any shortfall in payment by its Sub-Licensee within […***…] days of that breach, without prejudice to the right of University to seek indemnity from Licensee, which Licensee hereby agrees to provide, against any loss, damages, costs, claims or expenses which are awarded against or suffered by University as a result of any such breach by the Sub-Licensee.

4.5

In the event that a Sub-Licensee commits a breach of any of its other obligations under the sub-license agreement (“Defaulting Sub-Licensee”), Licensee shall use all reasonable efforts to enforce the terms of the relevant sub-license agreement against the Defaulting Sub-Licensee. If the Defaulting Sub-Licensee’s breach continues for […***…] days after University’s written notice to Licensee, and if Licensee does not within an additional period of […***…] days from, the end of the aforesaid […***…] day period (or such longer period as University in its sole discretion may grant taking into consideration the nature and seriousness of the Defaulting Sub-Licensee’s breach on a case by case basis), provide evidence to satisfy University that Licensee has taken legally reasonable action under the circumstances to remedy the Defaulting Sub-Licensee’s breach (including, without limitation, commencement of legal proceedings by Licensee against the Defaulting Sub-Licensee to enforce the terms of the sub-license agreement, or the provision of

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local legal advice, obtained at Licensee’s expense from counsel of its choosing, and reasonably acceptable to University, indicating that Licensee has taken legally reasonable action to deal with the Defaulting Sub-Licensee’s breach) then unless expressly agreed to in writing by University, the sub-license granted to Sub-Licensee shall be terminated by Licensee. In any event, Licensee shall indemnify University against all third party claims, demands, actions, suits, damages, penalties, liabilities, judgments, costs (including legal costs and attorney charges) and expenses assessed against or incurred by University as a result of the breach by the Defaulting Sub-Licensee, even if the relevant sub-license is terminated by Licensee.

5	Payments

5.1	In consideration of the granting of license by University, Licensee shall pay to University:

5.1.1

an upfront, non-refundable and non-recoupable license issue fee of US[…***…] (the “License Issue Fee”), 50% of which shall be due within […***…] days of the execution of this Agreement and the remaining 50% of which shall be due within […***…] days following execution of this Agreement. (These payments have been made as per the Binding License Agreement Terms sheet previously executed on the 16th of September, 2008 between the Parties.)

5.1.2	subject to the provisions of Clause 5.6, the royalty, on Net Sales Value, in respect of each application use, process, supply and/or sale of Licensed Product during the term of the License shall be […***…] percent of Net Sales Value of Licensed Products (subject to the formula set out in Clause 5.4 in cases where Licensee is required to pay to third parties royalties with respect to Licensed Product) (the “Royalties”).

5.2	For the avoidance of doubt,

5.2.1	the Royalties, including but not limited to Minimum Guarantees (as defined in Clause 5.5) shall be payable by the Licensee to University in accordance with the terms of this Agreement throughout the Term of this Agreement in respect of the production, distribution, sale and/or use of the Licensed Product anywhere in the Territory.

5.2.2	Licensee has to pay the Minimum Guarantees in accordance with Clause 5.5 herein regardless of the status of any individual Prospective Patent. Licensee’s obligation to pay Minimum Guarantees is not abated by the occurrence of any event, including but not limited to the expiry or invalidation of any issued patent or any claim therein, the unsuccessful application of any patent application, or the abandonment of any Prospective Patent by Licensee under Clause 8.7 of this Agreement.

5.2.3	The Royalties, subject to Clause 5.4, Minimum Guarantees and Sub-License Royalties (as defined below) must be paid in full in accordance with the provisions in Clause 5 of this Agreement. Royalties shall be paid […***…], and shall be in arrears […***…] days after […***…] in accordance with Clause 6.1.

5.3	Licensee agrees to pay University a sub-licensing royalty as set forth below (the “Sub-License Royalties”):

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5.3.1	Licensee shall pay University […***…] percent of the Net Sales Value received by Licensee from the Sub-Licensees, (subject to the formula set out in Clause 5.4 in the case of Combined Products and/or where the Licensee or the Sub-Licensee is required to pay to third parties royalties with respect to Licensed Product and the total sum of royalties to be paid to University and third parties would exceed […***…] percent of the Net Sales Value of the Licensed Product).

5.3.2	Licensee shall pay University […***…] percent of all one-time payments (including up-front payments and milestone payments) received by Licensee from a Sub-Licensee.

5.4	For calculation of Royalties and Sub-License Royalties:-

5.4.1	For Combined Product wherein the Licensed Product is not priced separately, the Net Sales Value of the Combined Product shall be:-

(i)	in the case where both the Licensed Product and the other product or products are available in the market as stand alone products, that proportion of the price of the Combined Product which is attributable to the Licensed Product by using the following formula:

A = market price of Licensed Product in the territory of sale

B = market price of other product(s) in the territory of sale

C = price of Combined Product in the territory of sale

Net Sales Value = (A / (A+B)) x C;

(ii)	in the case where the Licensed Product is available in the territory of sale as stand alone product but any of the other products is not, the market price of the Licensed Product in the territory of sale as a stand alone product; or

(iii)	in the case where the Licensed Product is not available in the territory of sale as stand alone product, then the market price of the Licensed Product shall be the average per unit price of the Licensed Product in other territories in which it is available as a stand-alone product.

(iv)	in the case where the Licensed Product is not available for sale as a stand-alone product anywhere in the world, University and Licensee shall negotiate in good faith the price to be treated as the market price of the Licensed Product in the territory of sale.

5.4.2	If in any jurisdiction within the Territory Licensee is required to pay to third parties royalties with respect to Licensed Product, including Combined Products, under agreements for patent rights which Licensee determines are necessary or desirable to license or acquire with respect to such Licensed Product, and the total sum of royalties to be paid by Licensee to University and third parties for that Licensed Product or Combined Product would exceed […***…] percent of the Net Sales Value of that Licensed Product or Combined Product in that jurisdiction for any year within the Term of this Agreement, the royalties to be paid to University for that Licensed Product or Combined Product in that jurisdiction for that year shall be computed pro rata as follows:

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Subject to Clause 5.4.3, Licensee will be entitled to deduct from Royalty payments due to University the amount of royalties actually paid to that third party(s), with respect to a particular Licensed Product or Combined Product and in a particular territory to which third party royalty payments apply. For the avoidance of doubt and by way of illustration, i) if Licensee has to pay […***…]% of Net Sales Value with respect to a particular Licence Product in a particular territory in a particular year as royalties to a third party, the royalties due to University for that Licensed Product for that year shall be […***…]% ([…***…]% x […***…]%) of Net Sales Value of such Licensed Product; ii) if Licensee has to pay […***…]% of Net Sales Value with respect to a particular Licensed Product in a particular territory in a particular year as royalties to a third party, the royalties due to University for that Licensed Product for that year shall still be […***…]% of Net Sales Value.

For the purpose of Clause 5.4.2, “third party” or “third parties” shall not include a party or parties who directly or indirectly control, or are controlled by Licensee, and shall not include Affiliates of Licensee. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

5.4.3	Notwithstanding the foregoing, the operation of Clause 5.4.1 and 5.4.2 shall not accumulatively reduce by more than […***…] percent the amounts otherwise payable under this Agreement to University with respect to royalties due to University in respect of a particular Licensed Product or Combined Product in a particular territory in any one year as if Clause 5.4.1 and 5.4.2 are not in operation. For the avoidance of doubt, Licensee’s maximum royalties due to University shall in no event be greater than […***…]% of Net Sales Value and Licensee’s minimum royalties due to University shall in no event be less than […***…]% of Net Sales Value, regardless of all prior independent agreements between the Parties and regardless of the number of independent inventions or other intellectual property rights that may be applicable to the Licensed Product.

5.4.4	For the avoidance of doubt, the pro rata adjustment in Clause 5.4.1 and 5.4.2 to Royalties payable to University shall not reduce the amount of the Minimum Guarantees due pursuant to Clause 5.5.

5.5	Licensee agrees to pay to University fixed sums of minimum annual royalties, subject to Section 5.6, (“the Minimum Guarantees”), irrespective of whether or not Net Sales Value is generated, in advance for each year during the Term of the Agreement commencing on 1st January 2010 (“Minimum Guarantee Year”) as follows:-

Payment Date	Minimum Guarantee for the year

2nd January 2010	US$	[...***...]
2nd January 2011	US$	[...***...]
2nd January 2012	US$	[...***...]
2nd January 2013	US$	[...***...]
2nd January 2014 and thereafter	US$	[...***...]

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5.6	During each Minimum Guarantee Year, Licensee shall pay University for such year the higher of the applicable (i) Minimum Guarantees, or (ii) actual Royalties and Sub-License Royalties.

5.7	The cost and expenses referred to in Clause 2.7.2, the License Issue Fee, Bonus Payments, Royalties, Sub-License Royalties (and Minimum Guarantees, as provided above), Expenses, the costs referred to in Clause 6.4, any recovery due to University from a patent infringement suit as provided for in Clause 9, and any indemnity to University that Licensee agrees to pay under this Agreement or under any further agreements in writing to be entered into between University and Licensee pursuant to this Agreement, are the sole and only compensation or payments that will or may be due to University from Licensee hereunder.

5.8	Licensee shall continue to pay Royalties, and Sub-License Royalties in accordance with Clauses 5.1.2 and 5.3 above for as long as Net Sales Value is generated, and sub-license fee and/or royalties are/is received by Licensee for Licensed Product made; and/or which an order was received, anywhere within the Territory, during the Term of this Agreement and/or the relevant sub-license. Licensee agrees to pay University the following additional, one-time, non-refundable (except in the case of an uncured breach of a representation or warranty set forth in Paragraphs 1.4, 1.5 or 1.6 of the Standard Terms and Conditions in Schedule 1 by University) performance bonus amount: (“Bonus Payments”)

5.8.1	US$[…***…] upon first commercial […***…]

5.8.2	US$[…***…] upon the receipt of […***…]

5.9	If a court of competent jurisdiction in a particular territory, by a final decision of a court from which no further appeal or reconsideration can be taken, holds invalid any Prospective Patent or all of the relevant patent claims within a Prospective Patent, Licensee’s obligation to pay Royalties corresponding to the Licensed Product(s) which is(are) covered solely by that patent or those claims, will cease as of the date of such decision in that jurisdiction and such territory will be excluded from the Territory as defined in Clause 1.18 insofar as the relevant Prospective Patent is concerned. Licensee, however, shall pay Royalties that accrued before that decision or that are based on all other patents or claims not involved in that decision. For the avoidance of doubt, if for a particular product any claim of a Prospective Patent is valid and covers that product, licensee’s obligation to pay Royalties shall not cease. If for a particular product, no claim of any Prospective Patent is valid that covers that product, licensee’s obligation to pay Royalties for that product in that jurisdiction shall cease. When Licensee’s obligation to pay Royalties in any jurisdiction within the Territory ceases in respect of a Prospective Patent that is finally declared invalid, this Agreement is deemed to have terminated by expiry in respect of that Prospective Patent in that jurisdiction.

5.10

If in any jurisdiction within the Territory a patent application within the Prospective Patents shall remain pending for longer than […***…] years from the date of filing of the said application, Licensee’s obligation to pay Royalties in respect of Licensed Products in that jurisdiction which are covered by only the rights afforded by that pending patent application and no other rights in the Inventions, shall be suspended as from the […***…] anniversary of the date of filing of the said patent

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application until a patent issues in respect of any claim in that pending patent application, and such claim covers a Licensed Product . For the avoidance of doubt, suspension of payment of royalty under this Sub-Clause does not constitute an abandonment of a Prospective Patent by Licensee under Clause 8.7. For further avoidance of doubt and by way of illustration, if an Invention is the subject of a granted patent in jurisdiction A and a patent application is pending for longer than 5 years in jurisdiction B, the suspension under this Sub-Clause shall operate only in respect of the Licensed Products in jurisdiction B and not in any other jurisdictions within the Territory.

5.11	If the CIT, or other permitted entity, exercises its rights under the ITF Agreement to obtain a license to Invention within University Docket No. […***…], and commercially exploits such rights in a particular territory or territories (the “ITF Territory”), then Licensee’s and/or any Sub-Licensee’s obligations to provide to University any royalty payments on Net Sales Value and any other consideration provided for herein (except for Minimum Guarantee payments) based upon Licensee’s and/or Sub-Licensee’s commercialization activities under the same rights as the rights exercised by the ITF, and within the corresponding territory within the ITF Territory, shall be renegotiated in good faith by the parties, even to a zero royalty rate, such renegotiated royalty rate to apply for so long as the ITF-based commercialization activities in that ITF Territory continue.

6	Commercialization Report and Accounting for and Payment of Royalties and Maintenance of Records

6.1	Licensee shall, within […***…] days after […***…], send to University a confidential commercialization report which comprises:

6.1.1	a report for the preceding […***…] period to indicate development activities made, milestones achieved, activities performed towards the commercialization of the Inventions, and

6.1.2	a statement specifying royalties payable to University, which shall include the quantities of Licensed Product produced, sold and sales price of Licensed Product sold or otherwise disposed of, orders received for Licensed Product, the number of sub-licenses granted and details of fees/royalties received from any Sub-Licensees and a calculation showing the royalties due, and the royalty statement shall be accompanied by a bankers’ draft for (i) any amount over and above the Minimum Guarantees paid in advance for that year under Clause 5.5; and (ii) the Sub-License Royalties payable under Clause 5.3. There shall be no cross-collateralization, no accounts shall be offset and no other adjustment shall be made between the Licensed Products or Combined Products or between territories, areas or countries of the Territory unless provided otherwise in this Agreement.

6.2	The first commercialization report, covering the period from Commencement Date to […***…] shall be due on […***…]. Each subsequent commercialization report should cover a period of […***…] as stipulated in Clause 6.1.

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6.3	Licensee also agrees to make and will cause its Sub-Licensees to make a written report to University within […***…] days after the date of termination or early termination of this Agreement, stating in such report the number, description and Net Sales Value of all products produced, sold, or otherwise disposed of, and upon which royalties are payable but which were not previously reported to University.

6.4	Licensee shall keep and will require its Sub-Licensees to keep during the Term and two years thereafter, records or accounts sufficient to enable accurate calculations of royalties due to University. University shall be entitled to appoint an auditor not employed by the University and reasonably acceptable to Licensee to determine the correctness of any royalty statement or royalties payable or paid hereunder. The cost of inspection by such auditor shall be borne by University unless the auditor’s report indicates that Licensee has under-reported its sales of Licensed Product and/or receipt of fees/royalties from Sub-Licensees by more than five (5) percent in which case Licensee shall bear the full cost of such audit, provided such error is not due to Sub-Licensee’s erroneous reporting to Licensee.

7	Milestones

Licensee agrees to meet the milestones as detailed in Schedule 3. In the event that Licensee does not meet any of the milestones, University may at its discretion elect to terminate the license granted under Clause 2.1 with respect to the relevant Milestones of this Agreement pursuant to Paragraph 7 of Standard Terms and Conditions. Such termination shall only occur with respect to the specific milestone not met. For example, if a milestone related to […***…] is not met, but that related to […***…] is met, termination shall only apply with respect to […***…] Licensed Products. No indulgence given by University on any particular occasion shall be deemed or construed as a waiver of its right to terminate this Agreement on future occasions.

8	Prospective Patent

8.1	Subject to Clauses 8.5 and 8.7, Licensee confirms and agrees that from the Commencement Date, it shall assume financial responsibility, as set forth in Clause 8.3, and shall continue to be financially responsible for the prosecution, defence from invalidation attacks and maintenance of any and all Prospective Patent. University shall at the expense of the Licensee, and in a reasonable manner, pursue, apply for, prosecute, defend against invalidation attacks and maintain the Prospective Patent in the Patents Jurisdiction and such other territories as may be agreed between the Parties from time to time using counsel of the University’s choice, and reasonably acceptable to Licensee.

8.2	University has been granted and applied for patent applications set forth in Schedule 2.

8.3

Licensee agrees to (a) reimburse the University for patent expenses incurred after the Commencement Date; and (b) pay for all reasonable and documented expenses and other Invention-related patent expenses that may arise during the term of this Agreement. Said payments to be made to University within […***…] days upon presentation of invoice to Licensee.

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Licensee expressly agrees to and confirms University’s rights under Paragraph 7.2.2 of the Standard Terms and Conditions.

8.4	University may, but is not obliged to, file, prosecute, defend from invalidation attacks and maintain, at the Licensee’s request and expense, additional patent applications claiming priority from any of the Prospective Patent in the name of University, using counsel of University’s choice, and reasonably acceptable to Licensee. However, should University decide not to file, or prosecute, or defend from invalidation attacks, or maintain additional patent applications claiming priority from any of the Prospective Patent, University shall provide the Licensee the opportunity to do so, at Licensee’s expense. University shall provide reasonable assistance to Licensee with respect to the foregoing, without University joining in the contentious proceedings. Such additional patent applications and the subsequent grants, renewals, amendments or restorations thereof shall be treated as part of the Prospective Patent hereunder. For the avoidance of doubt, this Clause does not apply to any improvement on the Inventions not claiming priority from the Prospective Patent, such improvements being not within the scope of the license granted hereunder.

8.5	Where University proposes that an additional patent application claiming priority from the Prospective Patent be filed, designated in a PCT patent application or entered into national phase in any jurisdictions other than the Patents Jurisdiction, Licensee shall be notified in writing of such proposed applications. Licensee shall have the option to accept the financial responsibility for the Expenses of such applications within […***…] days of receipt of the notice, in which case the proposed additional applications and the subsequent grants, renewals, amendments or restorations thereof shall be treated as part of the Prospective Patent hereunder. In the event that Licensee does not notify University within the aforesaid […***…] day period that it accepts the financial responsibility of any of the proposed additional patent applications within the period of time prescribed above, University shall have the sole and absolute discretion to file designate or enter the proposed application into the national phase at its own costs and expenses, and in such case the jurisdiction in which the proposed application is filed, to which it is designated or into which it is entered shall be excluded from the definition of “Territory” under Clause 1.18 hereunder and the license granted in Clause 2.

8.6	In addition to its financial responsibility, Licensee shall provide reasonable assistance and co-operation in the prosecution, defence from invalidation attacks and maintenance of Prospective Patent at the request of University.

8.7

Licensee may by at least […***…] days’ advanced written notice terminate its financial responsibility for the expenses for the filing, prosecution, defence from invalidation attacks or maintenance of any of the Prospective Patent (“Abandoned Patent”) in any of the Patents Jurisdiction (“Abandoned Jurisdiction”). The notice shall identify the Abandoned Patent, the Abandoned Jurisdiction and the date the termination is to take effect (which shall not be less than […***…] days from the date of the service of the notice). The service of such notice on University shall constitute an irrevocable abandonment by Licensee of its license hereunder in the Abandoned Patent, in the Abandoned Jurisdiction on the effective date stated in the said notice (“Date of Abandonment”) and the Abandoned Jurisdiction shall be excluded from the definition of “Territory” in Clause 1.18 and the license granted in Clause 2. Upon issuing the notice, and without prejudice to the Licensee’s

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obligations for the Abandoned Patent that have accrued up to the Date of Abandonment, Licensee shall have no further obligation, rights or interests with respect to the Abandoned Patent as from the Date of Abandonment, and University shall have the option to continue or not to continue prosecution, defence from invalidation attacks or maintenance of the Abandoned Patent. Licensee and the affected Sub-Licensee shall, at the request of University, enter into a Novation Agreement with University in respect of any Sub-license in any Abandoned Jurisdiction.

9	Patent Infringement

9.1	If Licensee learns of the infringement of a Prospective Patent, in any jurisdiction within the Territory, Licensee shall so inform University in writing and shall provide University with reasonable evidence of the infringement. Licensee may not notify a third party of the infringement of the Prospective Patent, save for its legal advisers, without first obtaining written consent of University, which consent shall not be unreasonably denied or delayed. Both Parties shall use their reasonable commercial efforts in cooperation with each other to terminate such infringement.

9.2	Licensee may request that University take legal action against the infringement of the Prospective Patent in any jurisdiction within the Territory. Licensee shall make that request in writing and include reasonable evidence of the infringement to University. If the infringing activity has not been abated within […***…] days of that request, University may elect to: (a) commence suit on its own account; or (b) refuse to bring suit. University shall give written notice of its election to Licensee by the end of the aforesaid […***…] day after receiving notice of the request from Licensee. Licensee may thereafter bring suit for patent infringement only if University has elected not to commence suit (“Licensee Action”). University hereby agrees to assist and cooperate with Licensee, at Licensee’s expense (including payment for University’s expert’s time, and other expenses so long as such expenses are properly documented), to enable Licensee to prosecute and maintain such action. However, University’s agreement to assist Licensee does not extend to agreement to join or to procure its Affiliates to join in legal or other proceedings as a co-party. Notwithstanding the foregoing, where it is necessary under applicable local law for University or its Affiliates to join in proceedings as a co-party, Licensee shall seek the express written agreement of University and its Affiliates before doing so, on terms to be agreed with University and its Affiliates on a case by case basis. Licensee shall have the right to settle any Licensee Action or consent to an adverse judgment thereto, in its sole discretion, except that Licensee may not settle such action by agreeing to the invalidation of a Prospective Patent or any claim therein without University’s prior written consent. Any recovery obtained as a result of a Licensee Action, whether by judgment, award, decree or settlement, shall first be applied to reimbursement of Licensee’s expenses in bringing such suit or proceeding (including any attorneys, expert and court fees), and the balance shall be considered to be Net Sales Value, and subject to the royalty payments set forth in Clause 5, and the remaining balance shall be recovered by Licensee as damages.

9.3

Subject to Clause 9.2, if University commences or defends any suit or proceedings on its own account, University shall do so at its own expense. University shall have the right to settle any such action or consent to an adverse judgment thereto, in its sole discretion, except that

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University may not settle such action by granting the third party any license without Licensee’s prior written consent, which consent may not be unreasonably withheld or delayed if the license to the third party takes the form of a sub-license with Licensee upon Licensee’s usual commercial terms with other sub-licensees in that jurisdiction. Any recovery obtained as a result of such action, whether by judgment, award, decree, or settlement, shall first be applied to reimbursement of University’s expenses in bringing such suit or proceeding (including expert, attorneys and court fees), and the balance shall be […***…] in all cases which do not result in a sub-license to a third party. If a suit or proceedings results in a sub-license to a third party, then any recovery, whether by judgment, award, decree, or settlement, shall first be applied to reimbursement of University’s expenses in bringing such suit or proceeding (including expert, attorneys and court fees), and the balance to be shared between University and Licensee according to the provisions in Clause 5.3 herein.

10	Notices and Payments

10.1	Any notices or communication given under this Agreement shall be in English, in writing and delivered by registered post, overnight courier with package tracking capabilities, by hand, or by facsimile to the Party at its address or fax number set out below or to such other address as may be notified in writing from time to time between the Parties. A notice or communication to University must specify the Agreement Number TS094849 for identification. Any notices or communication given under this Agreement if sent by registered post, or overnight courier, or by hand shall be deemed to be given at the time and date of receipted delivery to the relevant address, and if sent by fax, upon receipt by the sender of machine or computer printed confirmation of receipt.

To University:	The Chinese University of Hong Kong Room 328, Pi Ch’iu Building Shatin, New Territories Hong Kong SAR Fax No.: (852) 2603 5451
	Attn:	Director, Technology Licensing Office

with a copy to:	The Chinese University of Hong Kong Shatin, New Territories Hong Kong SAR Fax No.: (852) 2603 5090
	Attn:	Professor Y M Dennis Lo Department of Chemical Pathology

To Licensee:	Sequenom, Inc. 3595 John Hopkins Court San Diego, CA 92121 USA

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Fax No.: 858 202 9201
Attn:	Vice President and General Counsel

10.2	All payments to be paid hereunder shall be made in reference to the Agreement Number TS094849 for purpose of identification. All payments to University are to be made payable to “The Chinese University of Hong Kong”, to be in US dollars and to be sent to the Director of Technology and Licensing Office at the above address of University or by wire transfer to the following account:

[…***…]

and shall be paid in full without any deductions, save for such tax as Licensee is legally bound to withhold. Licensee shall provide reasonable assistance to University, free of charge, to recover any tax so withheld.

11	Miscellaneous

11.1	“Clause” means clauses in the main part of this Agreement and “Paragraph” means paragraphs in the Standard Terms and Conditions in Schedule 1.

11.2	Heading to clauses and paragraphs are for convenience only and have no legal effect.

11.3	Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or incorporate.

11.4	Any schedule to this Agreement is part of it and reference to this Agreement includes reference thereto. In the event that there is any inconsistency between the Standard Terms and Conditions and the remainder of this Agreement, the latter shall prevail.

11.5	The terms of this Agreement shall be deemed confidential information under this Agreement and there shall be no public disclosure except with prior mutual agreement, unless as provided for in this Clause. The Parties shall agree upon a press release to be released within a reasonable period of time after the signing of this Agreement. In the event that a Party is required to publicly disclose the terms of this Agreement pursuant to the rules of any securities exchange or the U.S. Securities and Exchange Commission, or other regulatory or governmental agency, to which any Party is subject, the Party shall, where legally permissible, give prior written notice to the other Party, redact as much confidential information as is permitted under such rules and shall agree on all such redactions with the other Party prior to disclosure, except where such agreement may be precluded by advice of legal counsel of a Party. The non-financial terms of this Agreement may be disclosed to a Sub-licensee or potential Sub-licensee, so long as such disclosure is made under a confidentiality agreement.

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In witness whereof this Agreement has been entered into on the day and year first above written.

SIGNED by	)
Name: Ngan, Alice Man Wai (Ms))
Title: Director, Technology Licensing Office	)
for and on behalf of	)	/s/ Alice Man Wai Ngan
THE CHINESE UNIVERSITY OF HONG KONG	)

SIGNED by	)
Name: Dereck Tatman	)
Title: Vice President, Business Development	)
for and on behalf of	)	/s/ Dereck Tatman
SEQUENOM, INC.	)

Agreement No. TS094849

SCHEDULE 1

STANDARD TERMS AND CONDITIONS (the “T&C’s))

1.	Ownership of Intellectual Property Rights

1.1	All rights, including Intellectual Property Rights, in the Inventions not expressly granted to Licensee in this Agreement shall remain vested in University.

1.2	Licensee shall, at the request of University, execute any document necessary to effect or perfect University’s title where applicable, to Intellectual Property Rights in the Inventions.

1.3	In the event that Licensee wishes to pursue intellectual property protection, including but not limited to patent application, for any Licensed Product, Licensee agrees to acknowledge, preserve and protect University’s where applicable, pre-existing Intellectual Property Rights in such Licensed Product.

1.4	University warrants, represents and covenants to Licensee for the duration of the Term that: (i) University owns all rights, title, and interest, in and to the Inventions within University Docket Nos. […***…], and […***…] and the corresponding Prospective Patent and Proprietary IPR; (ii) University has the full right and authority to enter into and implement this Agreement; (iii) the implementation of this Agreement by the Parties, as contemplated herein, will not violate any of the University’s Charter, codes, policies or organizational documents or any law , rule, regulation or judicial or governmental decree or requirement, of the Hong Kong SAR; (iv) , this Agreement has been duly authorized, executed and delivered by University and is a valid, binding and legally enforceable obligation of University; (v) the execution, delivery, and performance of this Agreement will not result in a breach of, or violation of, or constitute a default under, any agreement affecting the rights, title, and interest specified in Paragraph 1.4 (i) above and to which University is a party or by which University is bound, including the ITF Agreement and (vi) the particulars set out in Schedule 2 are true and accurate in all material respects.

1.5	University further represents that with respect to the Inventions there are no pending, or, to its actual, present knowledge, threatened, claims for infringement with respect to the patent, copyright or other proprietary rights of third parties. University further represents that University has the right to license to Licensee all rights licensed hereunder in accordance with the terms set forth herein.

1.6	University further warrants, represents and covenants that it is not in breach of any of its obligations under the ITF Agreement and that (i) the Licensee is an Eligible Beneficiary (as defined under the ITF Agreement), or (ii) the University has obtained all necessary consents from the Government (as defined in the ITF Agreement) to enter into this Agreement with Licensee, or (iii) that such consent is not required.

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2.	Obligations of Licensee

2.1	Licensee is responsible for the quality and safety of its products.

2.2	Licensee shall use all reasonable efforts and diligence to exploit the Inventions and to proceed with the development, manufacture and sale of Licensed Product and to diligently develop markets for the Licensed Product.

2.3	Licensee will represent the Licensed Product fairly in comparison with competitive products from other suppliers.

2.4	Licensee shall market the Licensed Product under the name of Licensee or a Sub-Licensee as seller, and not in any way create any impression that University is the seller of the Licensed Product.

2.5	Each Party shall take all such steps as are reasonably necessary to protect Intellectual Property Rights in the Inventions. Each Party shall provide any assistance, if necessary, to assist the other Party in protection of such rights.

2.6	Licensee shall promptly inform University upon becoming aware of any illegal or unauthorised use of any of the Inventions or any infringement of the Prospective Patent or Proprietary IPR and Intellectual Property Rights therein.

2.7	Licensee shall comply with all laws regulations and governmental obligations that may from time to time be applicable to the making, use or sale of the Licensed Product in each part of the Territory.

2.8	Licensee shall be solely responsible for any claims arising or alleged to arise from loss or injury to persons or property caused or suffered in the course of or as a consequence of the use of any of the Inventions or the supply and sale of the Licensed Product except where such loss or injury are caused by the gross negligence or wilful misconduct of University.

2.9	Licensee shall use its reasonable endeavours to keep the Inventions confidential and to prohibit any third party from having access to any confidential information regarding the Inventions.

2.10	Licensee shall not carry out any illegal, deceptive, or unethical practices, whether or not they are to the disparagement of any of the Inventions, Licensed Product or University, or any other practices which may be detrimental to any of the Inventions, Licensed Product, University or to the public interest.

3.	Restriction On Use of Name

Without prior written consent, no right or licenses are granted by either party to the other expressly or by implication to use its name or any of its trademark, service mark, trade name, logo or symbol or those of any of its employees in any public relations activities or other activities or in connection with any Licensed Product manufactured used or sold by the Licensee or as part of any corporate name or firm or trade name or for any other purpose.

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4.	Exclusion of Warranties

4.1	Except as set forth in Paragraphs 1.4, 1.5 and 1.6 of these T&C’s nothing in this Agreement shall be construed as a warranty or representation that anything made, used, sold, or otherwise disposed of under any licence granted in this Agreement is or will be free from infringement of any patent, copyright, trade mark or any other intellectual property right of any third party

4.2	Except as expressly set forth in Paragraphs 1.4, 1.5 and 1.6 of these T&C’s, University makes no representations and extends no warranties of any kind, either express or implied. In particular, but without limitation, there are no express or implied warranties of merchantability or fitness for a particular purpose, or the operation of any of the Inventions under the Prospective Patent will be uninterrupted or error-free or any defects in any of the Inventions will be corrected.

4.3	University does not assume any responsibility for any exploitation, use or any product produced, developed and manufactured in accordance with any of the Inventions or for the sale or use of the product processed, developed and manufactured by Licensee or its Sub-Licensees nor shall University be deemed to make or have made any warranties of any nature whatsoever with respect to any of the Inventions or any product processed, developed and manufactured under this Agreement.

5.	Indemnity

5.1	Licensee shall defend, indemnify and hold harmless University (including its officers, directors, employees) from any and all claims, demands, actions, suits, damages, penalties, liabilities, judgements, cost or expenses (including legal fees) assessed against or incurred by University relating to the use of or other exploitation by Licensee or otherwise in connection with the manufacture, use, provision or sale of or any other dealing in any of the Inventions or Licensed Product by Licensee and its Sub-Licensee, including breach of sub-license by a Defaulting Sub-Licensee as provided for in Clause 4.5 even if the relevant sub-licence is terminated by Licensee, except where such loss or injury (i) are caused by the gross negligence or wilful misconduct of University, or (ii) arise from or relate to a breach of the warranties contained in Paragraphs 1.4, 1.5 or 1.6 above.

5.2	University shall defend, indemnify and hold harmless Licensee (including its officers, directors, employees and Sub-Licensees) from any and all claims, demands, actions, suits, damages, penalties, liabilities, judgments, cost or expenses (including legal fees) assessed against or incurred by Licensee in connection with University’s breach of any of its warranties or representations in Paragraphs 1.4, 1.5 or 1.6 of the T&C’s.

6.	Limitation of liability

6.1

Subject to Paragraph 5.2 above, University hereby exclude liability to Licensee and its Sub-Licensee for any and all losses or damage of any kind howsoever caused including losses of profits or other consequential or special losses arising from the use of or inability, unless such

Agreement No. TS094849

inability is due to University’s breach of Paragraphs 1.4, 1.5 or 1.6, to use any of the Inventions by the Licensee and/or its Sub-Licensee(s), or to any other breach by the University which materially undermines the value of the Inventions, and any rights therein and thereto, to Licensee.

6.2	Without prejudice to Paragraph 6.1, University’s liability to the Licensee for all losses or damage of any kind howsoever caused shall be limited to […***…] as at the date of such breach.

6.3	No action arising out of this Agreement may be brought by either Party more than […***…] after the cause of action has accrued and has come to the attention of the aggrieved Party.

7.	Termination

7.1	This Agreement, and the licenses granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Paragraph 7 or relevant provisions of this Agreement, shall continue in force for the Term of Licence as detailed in Clause 3 and this Agreement and the licenses granted hereunder shall terminate automatically by expiry.

7.2	University shall be at liberty in every and any of the following events to terminate this Agreement in totality by written notice:

7.2.1	on failure by Licensee to meet the milestones as detailed in Schedule 3 which continues for at least […***…] days after University has given notices of that breach;

7.2.2	on failure by Licensee to make any payment to be paid hereunder which continues for at least […***…] days after University has given written notice of that breach;

7.2.3	on any attempt by Licensee to assign or otherwise transfer any of its rights under this Agreement other than in accordance with the terms of this Agreement;

7.2.4	on cessation of Licensee’s business relating to the exploitation of the Inventions, unless such cessation is due to a permitted assignment or transfer of rights under this Agreement; or

7.2.5	if Licensee goes into liquidation (other than for the purposes of amalgamation or reconstruction) or if a receiver is appointed of its assets and undertaking or any part of them or any distress execution or other analogous process shall be issued against any property of Licensee.

7.3	Either Party may terminate this Agreement by written notice if the other Party commits a material breach of this Agreement which continues for at least […***…] days after the non-defaulting Party has given written notice of that breach and the required remedy.

7.4	Notwithstanding anything to the contrary herein, at any time after one year from the Commencement Date, Licensee shall have the right to early termination of the Agreement, such

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right being exercisable by the Licensee giving at least […***…] days prior written notice to University.

8.	Effect of Termination

8.1	Paragraphs 1, 3, 4, 5, 6, 8, 11, 12, 13, 14, and 16 of the T&C’s and Clauses 1, 10 and 11 of the main part of the Agreement shall remain in force following termination or expiration.

8.2	On termination, the licence granted pursuant to this Agreement and all rights of Licensee under it shall forthwith cease and terminate without prejudice to any right of either Party which may have accrued up to the date of termination or remedy to sue and recover for any sum then due and to the remedy of either Party in respect of any previous breach of any provision contained in the Agreement.

8.3	Within a reasonable period of time after expiration or termination of this Agreement or the licences granted hereunder, Licensee undertakes to return to the University all originals, in particular, the Information and all copies thereof and information in any form containing or covering in any way any part of the Inventions and Licensed Product in its possession and/or control or provide evidence of their destruction.

8.4	Within a reasonable period of time after expiration or termination of this Agreement or the licences granted hereunder, Licensee shall forthwith cease to use the Inventions and Licensed Product and carry on the activities permitted by this Agreement.

8.5	Licensee will pay up all fees, expenses and payments accrued and payable to University up to the date of termination.

9.	Governmental Obligations

Upon request by University, Licensee agrees to take all reasonable action necessary on its part as licensee to enable University, at University’s expense, to satisfy its governmental obligations and other reporting requirements, if any, relating to the Inventions and/or this Agreement.

10.	Time and Force Majeure

10.1	Subject to any grace or cure periods and to the provisions of Paragraph 10.2 below, time shall be of the essence.

10.2

Neither Party shall be liable to the other for delay in performance of its obligations hereunder or deemed to be in breach of this Agreement due to causes beyond its control, including but not limited to acts of God, disease outbreaks, fires, strikes, acts of war, terrorist acts, or intervention by any governmental authority, and each Party will take steps to minimize any such delay. If such an event occurs, the time set by this Agreement for performance of that obligation by the relevant Party will be extended for the period by which performance is prevented by the event

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PROVIDED THAT the other Party may terminate this Agreement by notice if such event continues for more than 180 days.

11.	Severability

In the event that any provision or part of this Agreement is held to be invalid, illegal or otherwise unenforceable, this Agreement shall be deemed to be amended by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise to retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

12.	Waiver

No indulgence given by either Party to the other shall be deemed or construed as a waiver of any of its rights and remedies hereunder.

13.	No Implied Partnership or Agency

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties and neither Party shall have the authority or power to bind the other Party or to contract in the name of and create a liability against the other Party.

14.	Governing Law and Jurisdiction

14.1	This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR, excluding conflict-of-law principles that would cause the application of the laws of any other jurisdiction.

14.2	Should Licensee bring suit under or relating to this Agreement, such suit, any resulting counterclaim, and the Agreement shall be governed by and in accordance with the laws of the Hong Kong SAR and the Parties hereby agree to submit to the exclusive jurisdiction of the courts of the Hong Kong SAR, without regard to any choice of forum principles that might apply to move the forum to another jurisdiction. Should University bring suit under or relating to this Agreement, such suit and any resulting counterclaim, and this agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR and the Parties hereby agree to submit to the exclusive jurisdiction of any of the state of federal courts of California, Delaware, or the state where Licensee is incorporated or maintains a principal place of business, to be chosen at University’s discretion, without regard to any choice of forum principle that might apply to move the forum to another jurisdiction.

15.	Assignment

Subject to Clause 4 above, Licensee shall not assign, mortgage, charge or otherwise transfer any rights and obligations under this Agreement (and any attempt to do so will be null and void), without the prior

Agreement No. TS094849

written consent of University, provided, however, that each Party may assign its rights and obligations hereunder without such consent to an entity that acquires all or substantially all of the business or assets of the party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise, provided that reasonable prior written notice is given to the other Party and the Assignee shall expressly in writing assume all rights and obligations of Licensee under this Agreement. Upon such assignment, Assignee shall assume all rights and obligations under this Agreement. Licensee shall procure the Assignee to enter into novation agreements with University and with any Sub-Licensees and shall procure that either Licensee or the Assignee shall bear all reasonable costs incurred by University (including legal costs and attorney charges) in connection with the novation agreements as well as the registration or giving of notice to patents administrations and other relevant third parties as necessitated by the assignment.

16.	Entire Agreement

16.1	This Agreement, including these T&C’s and Schedules 1, 2, 3 and 4 attached and incorporated hereto, constitutes the sole, final and entire agreement between the Parties and supersedes all prior agreements, whether oral or written, representative statements, negotiations and understandings concerning the subject matter of this Agreement and University hereby excludes any implied terms which may be excluded by contract to the maximum extent permissible under applicable law.

16.2	Amendments or changes to this Agreement must be in writing and signed by duly authorized representatives of the Parties.

16.3	This Agreement has been drafted and executed in English which shall control for all purposes.

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SCHEDULE 2

DESCRIPTION OF INVENTIONS

University Ref No. / Disclosure Form Title	Ownership	Research Funding	Prospective Patent
[...***...]	[...***...]	[...***...]	[...***...]

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SCHEDULE 3

MILESTONES

(i) […***…]

(ii) […***…]

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SCHEDULE 4

ITF Agreement

Agreement No.: TI02105

[ITS/195/01]

THIS AGREEMENT is made this twelfth day of March 2002

BETWEEN

(1) THE GOVERNMENT OF THE HONG KONG SPECIAL ADMINISTRATIVE REGION (the “Government”) as represented by the Commissioner for Innovation and Technology

AND

(2) THE CHINESE UNIVERSITY OF HONG KONG, a university founded by the statue of the Hong Kong Special Administrative Region whose registered office is at Shatin, New Territories, Hong Kong (the “University”).

WHEREAS

(1)	The Government has set up an Innovation and Technology Fund in the Hong Kong Special Administrative Region.

(2)	The University has applied to the Government for financial assistance from the Innovation and Technology Fund in order to carry out the project as defined below and the Government has agreed to provide such assistance upon the following terms and conditions.

IT IS AGREED as follows:

1. Definitions

Committee	means the assessment committee established with responsibility to monitor projects approved under the Innovation and Technology Fund.

Completion Date	means 31 March 2005.

CIT	means the Commissioner for Innovation and Technology of the Government and anyone on his behalf.

Eligible Beneficiaries	means (a) any individuals having right of abode or companies incorporated in Hong Kong; and (b) any person whether corporate or incorporate approved in writing by CIT.

Equipment	means the equipment instrument or machinery defined as the Equipment in the Project Proposal.

Final Report	means the final report to be submitted by the University under clause 12.

Funds	means the government contribution to the Project Cost referred to under clause 16.

IPRs	means all intellectual property rights whether registered or unregistered arising from the Project including without limitation designs, invention and patents, copyright, rights in goodwill, trade marks existing in whatever form or media.

Interest	means all interest on the Funds, contribution by the Private Sponsor and any and all other receipts and income relating to the Project which has accrued or should have accrued to the Project Account.

ITF Guide	means the publication “Guide to the Innovation and Technology Fund” published by the Government in August 2001.

Post-Project Evaluation Report	means the post-project evaluation report to be submitted by the University under clause 13.

Private Sponsor	means a private sector sponsor who has agreed to support the Project by making contribution thereto in manner as herein provided.

Progress Report	means the progress reports to be submitted by the University under clause 10.

Project	means the development of genomic strategies for the non-invasive detection of Down syndrome.

Project Account	means the project account mentioned in clause 19.

Project Co-ordinator	means the project co-ordinator to be appointed by the University under clause 8.

Project Cost	means the cost of Project mentioned in clause 15.

Project Proposal	means the project proposal which is annexed at Appendix I.

Project Result	means any deliverables arising from the Project which may be, without limitation, in the form of new technologies, products, facilities, databases, computer software/ programmes, reports, technical manuals or consultancy services.

1.1	In this Agreement, except where the context otherwise requires:

1.1.1	headings to clauses are for convenience only and do not affect the interpretation of this Agreement;

1.1.2	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted;

1.1.3	words denoting the singular shall include the plural and vice versa and words denoting any one gender shall include all genders; and

1.1.4	a “person” shall mean any person or body of persons whether incorporated or unincorporated.

Commencement and Completion of Project

2.	This Project shall commence on 1 April 2002 and shall be completed on the Completion Date unless this Agreement is earlier determined as provided herein.

University Obligations

3.	In consideration of the Government agreeing to grant the Funds, the University shall:

3.1	carry out and complete the Project in accordance with the Project Proposal and any requirements relating to the Project as may from time to time be prescribed by the Committee or CIT in writing; and

3.2	make available the Project Result to Eligible Beneficiaries on the terms and conditions hereinafter appearing.

University Warranties and Undertakings

4.	The University hereby warrants and undertakes that it shall:

4.1	carry out its duties and obligations in this Agreement in accordance with the Project Proposal and any requirements relating to the Project as may from time to time be prescribed by the Committee or CIT in writing as well as in compliance with the ITF Guide;

4.2	apply the Funds exclusively for the purpose of the Project at such time and in such manner as specified in the budget of the Project set out in the Project Proposal. Unless otherwise agreed by CIT, the University shall not incur expenditures prior to the commencement of the Project or after the Completion Date. The University shall account for and make good any payments or expenditure made in contravention of this provision;

4.3	cause the Funds and all other receipts relating to the Project to be paid into and all payments relating to the Project to be paid out of the Project Account and ensure that all receipts and payments of the Project are properly and timely recorded;

4.4	use the Equipment primarily for the purpose of the Project;

4.5	hold operate and use the Equipment in a proper way and keep and maintain the same at its own cost at all times in good repair and condition (fair wear and tear excepted);

4.6	permit CIT to enter at all reasonable times and to inspect any premises where any part of the Project is being carried out, experimented, manufactured, displayed or stored by the University; and

4.7	conform in all respects, including the giving of all notices, the paying of all fees and the obtaining of all consents and approvals, with the provisions of all legislation, regulations and by-laws affecting or in any way relating to the Project.

University Indemnity

5.	The University shall indemnify the Government and keep the Government fully and effectively indemnified against all loss, claims, demands, damages, costs, expenses and liabilities which the Government may sustain or incur or which may be brought or established against the Government by any person as a result or otherwise arising out of the breach by the University of any of the terms, conditions or undertakings herein contained.

Probity Clause

6.	The University shall observe the Prevention of Bribery Ordinance (Cap 201) and shall advise its employees, subcontractors, agents and other personnel who are in any way involved in the Project that they are not allowed to offer to or solicit or accept from any person any money, gifts or advantages as defined in the Prevention of Bribery Ordinance in relation to the Project.

7.	If the University, its employees, subcontractors, agents or other personnel who are in any way involved in the Project commit any offense under the Prevention of Bribery Ordinance in relation to this Project, the Government shall be entitled to terminate this Agreement, as the case may be, and shall hold the University liable for any loss or damages the Government may thereby sustain.

Project Co-ordinator

8.	The University shall appoint a project co-ordinator and a deputy project co-ordinator for the Project.

9.	The Project Co-ordinator and his deputy shall:

9.1	oversee the carrying out of the Project generally to ensure that all the provisions set out under this Agreement and the ITF Guide are complied with and that all the requirements relating to the Project as may from time to time be prescribed by the Committee or CIT in writing are met;

9.2	monitor the proper use of the Funds to ensure that the Funds are expended in accordance with the budget of the Project set out in the Project Proposal;

9.3	exercise economy in the use of the Funds and ensure that the Funds are spent in the most cost-effective manner;

9.4	liaise with the Government or CIT on matters relating to the Project; and

9.5	attend progress meetings on the Project as may be convened by CIT from time to time.

Progress Report

10.	Unless otherwise directed by CIT, the University shall submit to CIT progress reports on the Project in the format to be provided by CIT at a later date in the following manner:

10.1	the first such report covering the period from commencement date to 31 July 2002 to be submitted on or before 31 August 2002;

10.2	the second such report covering the period from 1 August 2002 to 31 January 2003 to be submitted on or before 28 February 2003;

10.3	the third such report covering the period from 1 February 2003 to 31 July 2003 to be submitted on or before 31 August 2003;

10.4	the fourth such report covering the period from 1 August 2003 to 31 January 2004 to be submitted on or before 29 February 2004; and

10.5	the fifth such report covering the period from 1 February 2004 to 31 July 2004 to be submitted on or before 31 August 2004.

11.	CIT shall put each Progress Report to the Committee for acceptance. The Committee shall issue a notice in writing specifying whether the Progress Report is accepted or not and if the Progress Report is not accepted, the Committee shall give reasons therefor.

12.	Within two months from the Completion Date or termination of this Agreement, the University shall submit to the Government a final report in the format to be provided by CIT at a later date.

13.	Within six months from the Completion Date or termination of this Agreement, the University shall submit to the Government a post-project evaluation report in the format to be provided by CIT at a later date.

14.	Whenever so required by CIT, the University shall forthwith provide clarification and/or additional information on the contents of any Progress Report, the Final Report and the Post-Project Evaluation Report and shall make available for inspection by CIT all documents and records relating to the Project.

Project Cost

15.	The cost of Project is estimated to be HK$5,108,000.

Method of Payment of the Funds

16.	The Government shall contribute HK$4,598,000 to the Project Cost in the following manner:

16.1	28.9% of the Project Cost being HK$1,478,000 to be paid upon signing of this Agreement and against production by the University of evidence to the satisfaction of CIT showing due contribution by the Private Sponsor in accordance with the Project Proposal; and

16.2	the remainder to be paid by 5 instalments each to be paid within 30 days from the acceptance by the Committee of a Progress Report and against production by the University of evidence to the satisfaction of CIT showing due contribution by the Private Sponsor in accordance with the Project Proposal provided that CIT shall have power to withhold:

16.2.1	any further payment under this Agreement if at any material time there is a large credit balance in the Project Account; and

16.2.2	5% of the total amount of the Funds until all the milestones stipulated in the Project Proposal have been completed and all other requirements as may be prescribed by the Committee or. CIT from time to time have been met to their satisfaction by the University.

17.	For avoidance of doubt, the University shall not be entitled to charge any interest or claim any compensation or relief of whatever nature against the Government in the event of any late or withholding of payment of the Funds by the Government for any reason whatsoever.

18.	The Government makes no representation, by virtue of its funding the Project hereunder, as to the safety, value or utility of the Project, nor shall the fact of participation of the Government, its funding or exercise of its rights hereunder be deemed an endorsement of the Project or of the University, nor shall the name of the Government be used for any commercial purpose by the University or be publicized in any way by the University, except for the acknowledgement of the funding support from the Government placed by the University on Equipment, facilities, publicity or media events related to the Project as well as in publications arising from/relating to the Project.

Project Account

19.	The Funds shall be paid into an interest-bearing account of the University opened with a licensed bank under its name. The University shall assign a unique account code specifically for processing all receipts and payments relating to the Project.

20.	The Funds and all other receipts relating to the Project including without limitation contribution by the Private Sponsor and any income generated by the Project shall be paid into the Project Account.

Trustee of the Funds

21.	The Funds and the Interest shall be held by the University as trustee for the Government. The Interest shall be paid over to the Government on the completion of the Project or termination of this Agreement in accordance with clause 48.1 and the University shall not use any of the Interest except with written approval of CIT.

22.	Notwithstanding anything to the contrary, the University shall have power to apply the Funds at such time and in such manner as specified in the budget of the Project in the Project Proposal.

Interest

23.	The Interest shall belong to the Government and shall be paid into and kept in the Project Account. The University shall be fully accountable to the Government and shall make good any Interest not paid into or kept in the Project Account in accordance with the provisions of this Agreement.

24.	The Interest shall be reflected in the financial statements and audited accounts of the Project referred to under clauses 43 and 44.

25.	In the event of any breach by the University of clauses 21 or 23, the University shall pay to the Government the Interest based on the actual interest accrued or if no such interest has accrued, based on the Hongkong and Shanghai Banking Corporation savings interest rate applicable at the time calculated up to the date of payment.

Procurement of Equipment, Services etc.

26.	The University shall exercise the utmost financial prudence in the procurement of the Equipment, other goods or services for the purpose of the Project and shall, unless otherwise agreed in writing by CIT, adhere to the procurement procedures set out in clauses 26.1, 26.2 and 26.3 below or at its option to the established/current procurement procedures of the University:

26.1	for every procurement of the Equipment, other goods or services the aggregate value of which amounts to more than HK$5,000.00 but below HK$10,000.00, written quotations of price from at least two suppliers or service providers shall be obtained. The procurement contract should, unless otherwise agreed by CIT, be awarded to the supplier or service provider submitting the lowest quotation;

26.2	for every procurement of the Equipment, other goods or services the aggregate value of which amounts to HK$10,000.00 or more but below HK$500,000.00, written quotations of price from at least three suppliers or service providers shall be obtained. The procurement contract should, unless otherwise agreed by CIT, be awarded to the supplier or service provider submitting the lowest quotation; and

26.3	for every procurement of the Equipment, other goods or services the aggregate value of which amounts to HK$500,000.00 or more, there shall be open tendering.

27.	Where the University or any director of the University is in any way, directly or indirectly, interested in a contract or proposed contract for the procurement of the Equipment, other goods or services for the Project, the University shall disclose the nature of such interest to CIT who may make further inquiries and/or give such directions in relation to the contract as CIT shall deem fit and the University shall answer such enquiries or abide by such directions as appropriate. Where CIT does not raise any enquiry or give any direction after the expiry of 30 days from the disclosure, CIT shall be deemed to have no objection to the conclusion of that contract.

28.	All quotations and tendering documents under this Agreement shall be kept by the University up to the expiry of at least 2 years after the Completion Date or termination of this Agreement or up to the date as otherwise specified by CIT within 2 years after the Completion Date or termination of this Agreement and shall be made available for inspection by CIT at all reasonable times.

29.	The University shall ensure that all procurements for goods and services pursuant to the terms of this Agreement including without limitation all obtaining of quotations and tendering are carried out in an unbiased and fair manner.

Project Result

30.	The University shall, on a non-exclusive basis, make available the Project Result to Eligible Beneficiaries by supplying of information, making transfer of technology or such other appropriate means. The University may charge a reasonable fee for making available the Project Result.

31.	The University undertakes to treat all Eligible Beneficiaries on an equal basis and let all Eligible Beneficiaries have equal access to the Project Result on equal terms.

32.	In the event of any disagreement arising between the University and the Eligible Beneficiaries concerning the Project Result, the University shall forthwith refer the matter to CIT who shall make the final decision.

33.	Without prejudice to the generality of the clauses 30 and 31, the University:

33.1	may, before the Project Result is made available to the Eligible Beneficiaries, grant to a Private Sponsor who has contributed towards the Project Cost and who is an Eligible Beneficiary hereunder a non-exclusive first right to make use of the Project Result for a period as CIT may in his absolute discretion approve in writing;

33.2	shall, whenever required and at intervals and in manner prescribed in the Project Proposal or as may be directed by CIT, give such briefings, seminars or otherwise publicise the Project Result to such persons as CIT shall direct; and

33.3	may with the prior written approval of CIT, release or otherwise make available to any person who is not an Eligible Beneficiary hereunder the Project Result on such terms as CIT may determine.

Intellectual Property Rights

34.	The University shall hold all IPRs in its sole name and to that end the University shall make it a condition of its contracts with any of the Private Sponsors, employees, subcontractors, agents or other personnel who have in any way contributed toward or are in any way involved in the Project that the University shall be the sole absolute and beneficial owner of any and all IPRs howsoever arising to the exclusion of such Private Sponsors, employees, subcontractors, agents or other personnel.

35.	The University undertakes to the Government that it shall:

35.1	take reasonable steps to recognise and protect any IPRs and shall promptly inform the Government of such IPRs and may at the University’s election apply for patent design, copyright or other similar protection in that respect in such parts of the world as the University elects; and

35.2	make available such IPRs by way of licence or otherwise on a non-exclusive basis to any Eligible Beneficiaries; and

35.3	unconditionally and irrevocably grant to CIT on a non-exclusive basis a perpetual royally-free world-wide licence to exploit, deal with or otherwise dispose of the IPRs by any means and in any manner when:

35.3.1	it is determined by CIT that it is in conformity with the public mission of the Innovation and Technology Fund to do so; or

35.3.2	it is determined by CIT that it is in the public interest to do so; and

35.4	not infringe any intellectual property rights or any other rights of any nature of any person in the carrying out of the Project; and

35.5	not subject Eligible Beneficiaries, the Government or anyone authorised by the Government to any claim for infringement of any intellectual property rights or any other rights of any third party.

Transfer or Disposal of Project

36.	Should the University decide to transfer or otherwise dispose of the Project in part or in whole on an exclusive basis (whether before or after completion of the Project), the University shall seek prior written approval from CIT for such transfer or disposal. Unless otherwise specified by CIT, this Agreement shall be terminated on the date when the transfer or disposal of the Project takes place and the provisions of clauses 48 to 50 shall apply.

37.	The principles governing the arrangements of project disposal are set out in the “Interim Guidelines on Commercialization of ITF Projects” which is annexed at Appendix II. In granting any approval to a transfer or disposal of the Project, the CIT may impose such terms and conditions as he may in his absolute discretion deem fit.

38.	In the event the University decide to transfer or otherwise dispose of the Project in part or in whole on a non-exclusive basis before completion of the Project, the University shall notify CIT in writing immediately. CIT reserves the right to terminate this Agreement on the occurrence of such transfer or disposal.

39.	Any grant of licence pursuant to clause 35.2 shall not constitute a transfer or disposal under clause 38.

Risk in and Title to the Equipment

40.	The risk in and the title to the Equipment shall vest in and remain with the University as and when it passes upon procurement of the Equipment by the University.

41.	Notwithstanding that risk in and title to the Equipment may have passed to the University, the Government reserves the right to require the University and the University undertakes to, on a reasonable notice, release and make available for removal by the Government or Government nominee within 3 years from completion of the Project or termination of this Agreement any piece of Equipment whose unit price exceeds HK$500,000.00. Upon such notice being given to the University, property in that piece of Equipment the subject matter of the notice shall vest in the Government absolutely without the University having to do any further act of conveyance or assurance.

Insurance

42.	The University shall at its own cost take out and maintain, for as long as title in any Equipment vests with the University, an all-risk insurance policy in respect of such Equipment to its total value at replacement cost.

Books and Records

43.	The University shall keep proper books and records of all receipts and payments including receipts, counterfoils, vouchers and other supporting documents in connection with the Project and render to CIT half-yearly accounts of all receipts and payments in connection with the Project in the Progress Report.

44.	The University shall submit to CIT the following accounts which shall be duly audited by an independent auditor who must be either Certified Public Accountant or Public Accountant registered under the Professional Accountants Ordinance (Cap. 50):

44.1	the first annual account of the Project made up from commencement of the Project to 31 March 2003 to be submitted on or before 30 June 2003;

44.2	the second annual account of the Project made up from 1 April 2003 to 31 March 2004 to be submitted on or before 30 June 2004;

44.3	the final account of the Project made up from commencement of the Project to the Completion Date or termination of this Agreement to be submitted within 3 months from such completion or termination.

45.	The University shall ensure that each of the annual and final audited accounts shall contain a statement by the auditor as to whether the University has, during the period under audit, complied with the provisions set out in this Agreement, in the ITF Guide and in the Accounting Standards, Accounting Guidelines and Statements of Auditing Standards issued and updated from time to time by the Hong Kong Society of Accountants as well as the requirements relating to the Project as may from time to time be prescribed by the Committee or CIT in writing. The University shall also instruct the auditor to make full disclosure of any non-compliance in the auditor’s report.

46.	The University shall keep proper and separate books and records of all receipts and payments including receipts, counterfoils, vouchers and other supporting documents in connection with the Project up to the expiry of at least 2 years after the Completion Date or termination of this Agreement or up to the date as otherwise specified by CIT within 2 years after the Completion Date or termination of this Agreement and shall make the same as well as general ledger, sub-ledgers, cashbooks and bank statements available for inspection by CIT at all reasonable times.

Termination

47.	The Government may terminate this Agreement on the occurrence of any one of the following events:

47.1	the University is in breach of any e the terms conditions or undertakings in this Agreement;

47.2	the University fails in a material way to progress in accordance with the Project Proposal;

47.3	the CIT shall form the opinion that:

47.3.1	the objectives of the Project are no longer relevant to the needs of the Eligible Beneficiaries as a result of any material change in the circumstances; or

47.3.2	it is unlikely that the University will be able to complete the Project in accordance with the Project Proposal and the terms of this Agreement; or

47.3.3	the Project ought to be terminated in public interest;

47.4	any material change occurs in the management or control of the University and in particular there is any change of directors or shareholders or other key personnel of the University;

47.5	any material change occurs in the composition of the project team referred to in the Project Proposal;

47.6	(where applicable) the University fails or is unable to produce evidence of contribution by the Private Sponsor in accordance with clauses 16.1 and 16.2;

47.7	the University engages in any conduct prejudicial to the Project; or

47.8	the University goes into liquidation either compulsorily or voluntarily (save for the purpose of reconstruction or amalgamation) or if a receiver is appointed in respect of the whole or any part of its assets or if the University makes an assignment for the benefit of or composition with its creditors generally or threatens to do any of these things or any judgement is made against the University or any similar occurrence under any jurisdiction affects the University.

Termination Consequences

48.	On the completion of the Project or termination of this Agreement the University undertakes to:

48.1	within 90 days after such completion or termination tender to the Government the Interest and any residual funds remaining in the Project Account and an accounting thereof; and

48.2	within 90 days after such completion or termination deliver to the Government a statement of accounts of the Project made up to such completion or termination and to pay to the Government any amounts payable under clause 4.2 or other provisions hereunder.

49.	Termination hereunder shall be without prejudice to any antecedent rights or remedies the Government may have against the University including, without limitation, the right to claim for repayment of the Funds paid to the University together with all administrative, legal and other costs and interests accrued up to the date of repayment.

50.	Any provisions of this Agreement which are required by the context or are capable to be observed or performed after the expiry or termination of this Agreement shall continue in force and effect notwithstanding such expiry or termination.

Repayment of Loan

51.	Notwithstanding anything herein contained, where the Funds have been advanced as a loan, repayment shall be made by the University by instalments and in manner set out in the Schedule hereto.

No Additional Emoluments

52.	Unless otherwise agreed by CIT, no additional emoluments shall be paid out of the Funds to any person working on or otherwise involved in the Project who is either already on Government payroll or on payroll of a Government subvented body/institution irrespective of whether the relevant service/work is rendered within or outside the normal working hours of the person concerned.

Law and Jurisdiction

53.	This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. Each party agrees that the courts of Hong Kong are to have jurisdiction to settle any proceeding, suit or action arising out of or in connection with this Agreement and each party submits to the jurisdiction of such courts.

General

54.	Default of Servants

Any default by any employees, agent or other personnel of the University in the carrying out of the Project or in the performance of the University’s obligations under this Agreement shall be deemed to be default by the University under this Agreement.

55.	Waivers

No waiver of any of the terms of this Agreement by either party shall be effective unless made in writing and no waiver of any particular term shall be deemed to be a waiver of any other term.

56.	Modifications

No amendment or modification of or addition to this Agreement shall be valid unless made in writing and signed by both the Government and the University.

57.	Entire Agreement

This Agreement constitutes the entire agreement between the parties at the date hereof in relation to the Project and accordingly supersedes and cancels all prior agreements (whether oral or in writing), letters and other documents in whatever form concerning the same.

AS WITNESS whereof this Agreement is signed by the Parties hereto the day and year first above written.

Signature

Mr Brian Lo
Assistant Commissioner for
SIGNED BY	Innovation and Technology	/s/ Brian Lo
for and on behalf of the Government of the Hong Kong Special Administrative Region

Ms Marilyn Hung Senior Manager
in the presence of	(Innovation and Technology Fund)	/s/ Marilyn Hung
(Name and post title of witness)

Alice Ngan Yip, Director of Research and
SIGNED BY	Technology Administration Office	/s/ Alice Ngan Yip
(Name and post title)
for and on behalf of the Chinese University of Hong Kong

Anna Lam, Executive Officer of Research
in the presence of and Technology Administration Office		/s/ Anna Lam
(Name and post title of witness)

Schedule

(Repayment of loan)

Not Applicable

ITSP-2.2

Ref. No.-

ITS/195/01

Date/Time of Receipt-

15 FEB 2002

2nd Revision
(For Official Use)

Application for

THE INNOVATION AND TECHNOLOGY FUND

Innovation and Technology Support Programme

Important Notes

This application form contains three parts, all sections of which have to be completed with supporting documents wherever required. Please refer to Chapter II of the Guide to the Innovation and Technology Fund (ITF) when completing this form. One soft copy (1.44MB 3.5” floppy disk preferably in MS Word 97 for Windows format) and 25 hard copies of the completed application form have to be submitted. Soft copy of the form can be downloaded from http://www.itf.gov.hk. Please send your application to the ITF Secretariat of the Innovation and Technology Commission at 14/F, Ocean Centre, 5 Canton Road, Kowloon, Hong Kong.

Please note that all contents of your proposals set out in Part I of this application form will be made available for public access at the website www.itf.gov.hk once approval for funding is given to your proposal. Members of the public may also be allowed to copy, distribute copies, or otherwise make use of the materials available at this website for non-commercial use. If you do not wish certain information to be released, please forward your request and justifications upon submission of your proposal to the ITF Secretariat for consideration.

This application form is NOT for applications submitted under the Applied Science and Technology Research Institute.

ITSP-2.2

Part I — Data Sheet

	*	Theme
(If this is an application submitted in response to a solicited theme, please indicate the theme.)

Theme 3
		(Notes:	Theme 1 -	Industrial Applications of Micro-Electro-Mechanical Systems
			Theme 2 -	Innovative Product Development for Textiles, Clothing and Footwear Industry
			Theme 3 -	Applied Genomics
			Theme 4 -	Advanced Surface Coating Technologies
			Theme 5 -	Transport Logistics
			Theme 6 -	Development and Application of Biosensor Technologies)

	**	Preferred Projects Vetting Committee
(If the theme is relating to multi-disciplinary subject, an applicant organization can indicate its preference below. Nevertheless, the ITF Secretariat reserves the right in deciding the appropriate Project Vetting Committee.)

Biotechnology Projects Vetting Committee
1.	Project Title

		English (not more than 15 words):			Development of genomic strategies for the non-invasive detection of Down syndrome

		Chinese (not more than 15 words):			[Chinese characters]
2.	Classification of the Project

		Project	PPT - Technology Development/Improvement
		Nature	(Notes:	IS	- Information Service
				MDI	- Management Development/Improvement
				IF	- Infrastructural Facility
				PPT	- Process/Product/Technology Development or Improvement
				MT	- Manpower Training
				SS	- Study/Survey)

		Target Sector		:	Biotechnology
(If “Others” is selected, please specify: )

		Other Attributes, if any		:	☐ Environment-related

☐ Quality-related

☐ particularly SME-related

3.	Project Summary

English (not more than 200 words):

Down syndrome is the predominant reason why many pregnant women opt for prenatal diagnosis. Unfortunately, the major methods for prenatal diagnosis, such as amniocentesis, are invasive, with a finite risk to the mother and unborn baby. Due to such invasiveness, it has been estimated that in Hong Kong Hospital Authority-run hospitals in which there is no other screening test other than maternal age, 2.5 normal babies are lost for every Down baby diagnosed prenatally. Such statistics clearly emphasise the need for the development of a new generation of non-invasive tests for Down syndrome. Our group has discovered the presence of fetal nucleic acids in maternal blood plasma. We have also filed key patent applications on this technology. In this project, we propose to use modern genomic technologies to identify molecular markers which will allow us to identify the presence of a baby affected by Down syndrome, just by analysing peripheral blood of the mother.

ITSP-2.2

Genomic technologies which will be used include microarrays and large-scale epigenetic analysis. The project deliverables would represent a key step towards a safe and universal screening test for all pregnant women. As such, we believe that this project represents an important development of Hong Kong-based biotechnology.
	Chinese (not more than 150 words):		[Chinese characters]

4.	Principal Applicant Organization

	Name in English	:	The Chinese University of Hong Kong
	Name in Chinese	:	[Chinese characters]
	Address	:	(Attention: Ms Anna Lam)
Research and Technology Administration Office,
Room 226 Pi Ch’iu Building,
The Chinese University of Hong Kong,
Shatin, N.T.
	Tel No	:	2609 8886
	Fax No	:	2603 5451
	Email Address	:	annalam@cuhk.edu.hk
	Web Page	:	www.cuhk.edu.hk

5.	Co-applicant Organization(s), if any

	Name in English	:
	Name in Chinese	:

6.	Implementation Agent, if different from 4 above

	Name in English	:
	Name in Chinese	:

7.	Key Personnel

(A)	Project Coordinator
	Name in English	:	Prof Yuk Ming Dennis Lo
	Name in Chinese	:	[Chinese characters]
	Position	:	Professor
	*Organization	:	The Chinese University of Hong Kong
	*Address	:	Department of Chemical Pathology, Prince of Wales Hospital, Shatin, New Territories, Hong Kong
	*Tel No	:	2632 2563
	*Fax No	:	2636 5090
	E-mail Address	:	loym@cuhk.edu.hk
	Web Page	:	http://www.cpy.cuhk.edu.hk/

(B)	Deputy Project Coordinator
	Name in English		: Prof Rossa Wai Kwun Chiu
	Name in Chinese		: [Chinese characters]
	Position		: Assistant Professor
	*Organization		: The Chinese University of Hong Kong
	*Address		: Department of Chemical Pathology, Prince of Wales Hospital, Shatin, New Territories, Hong Kong

ITSP-2.2

	*Tel No	: 2632 2348
	*Fax No	: 2636 5090
	E-mail Address	: rossachiu@cuhk.edu.hk
	Web Page	: http://www.cpy.cuhk.edu.hk/

(C)	Principal Investigator (if different from 7(A))
	Name in English	: Mr. [First Name] [Last Name]
	Name in Chinese	:
	Position	:
	*Organization	:
	*Address	:
	*Tel No	:
	*Fax No	:
	E-mail Address	:
	Web Page	:

*if different from 4 above
8.	Deliverables of the Project

	English	1. A database of genes which are over- or under-expressed in the placentas of Down syndrome fetuses.
2. A database of genes which are aberrantly hyper- or hypo-methylated in the placentas of Down syndrome fetuses.
3. A test based on the detection of aberrantly-expressed RNA species in the plasma of women carrying Down fetuses.
4. A test based on the detection of aberrantly-methylated DNA species in the plasma of women carrying Down fetuses.
5. Scientific publications documenting these developments and promoting Hong Kong-developed biotechnology to the international scientific and medical communities.
6. Patent(s) based on these innovations.

	Chinese	[Chinese characters]
9.	Project Implementation Schedule

	Project Duration (month):	36
	Commencement Date (dd/mm/yy):	01/04/02
	Completion Date (dd/mm/yy):	31/03/05

	Milestones:	Period	Milestones
(from dd/mm/yy to dd/mm/yy)

ITSP-2.2

		01/04/02 to 01/08/02		Recruitment of personnel and purchase of equipment

		01/04/02 to 01/04/03		Collection of placentas from normal and Down fetuses

		01/08/02 to 01/08/04		Expression microarray analysis of placental tissues

		01/08/02 to 01/08/04		Methylation analysis of placental DNA in normal and Down fetuses

		01/08/02 to 01/08/04		Recruitment of pregnant subjects

		01/08/04 to 31/03/05		Detection of aberrantly expressed RNA species in maternal plasma from Down and normal pregnancies

		01/08/04 to 31/03/05		Detection of aberrantly methylated DNA species in maternal plasma from Down and normal pregnancies
10. Sponsorship

Name (both English and Chinese) of Sponsor				Form of Contribution (Cash/Equipment/ Consumables)	Amount (HK$’000)

3Ben Genomics Hong Kong Limited (No Chinese name)				Cash	500

Gene Company Limited [Chinese characters]				Consumables	10
11. Collaborating Organization(s), if any:

Name (both English and Chinese) of Collaborating Organization				Origin (Local/the Mainland/ Overseas)	Contribution/ Form of Participation

Prof. J.S. Wainscoat, Department of Haematology, University of Oxford				Overseas	Advice on microarray technology
12. Funds Requested from the Innovation and Technology Fund

Financial Year (i.e. 1 April to 31 March)	Year 1	Year 2	Year 3	Year 4	Total
Funds Requested (HK$’000)	2,036.000	1,281.000	1,281.000		4,598.000

ITSP-2.2

13.  Keywords of the Project

(Please provide a number of keywords, separated by commas, to facilitate search of the project on the web.)

non-invasive prenatal diagnosis, plasma DNA, microarray, trisomy 21, epigenetics, DNA methylation

ITSP-2.2

Part II - Project Description

1.	Project Title

English (not more than 15 words):

Development of genomic strategies for the non-invasive detection of Down syndrome

Chinese (not more than 15 words):

[Chinese characters]

2.	Project Summary

(Please describe the project with a statement of its objectives, R&D methodology to be employed and the potential impact of the project on upgrading innovation and technology for the benefits of local industries.)

English (not more than 200 words):

Down syndrome is the predominant reason why many pregnant women opt for prenatal diagnosis. Unfortunately, the major methods for prenatal diagnosis, such as amniocentesis, are invasive, with a finite risk to the mother and unborn baby. Due to such invasiveness, it has been estimated that in Hong Kong Hospital Authority-run hospitals in which there is no other screening test other than maternal age, 2.5 normal babies are lost for every Down baby diagnosed prenatally. Such statistics clearly emphasise the need for the development of a new generation of non-invasive tests for Down syndrome. Our group has discovered the presence of fetal nucleic acids in maternal blood plasma. We have also filed key patent applications on this technology. In this project, we propose to use modern genomic technologies to identify molecular markers which will allow us to identify the presence of a baby affected by Down syndrome, just by analysing peripheral blood of the mother. Genomic technologies which will be used include microarrays and large-scale epigenetic analysis. The project deliverables would represent a key step towards a safe and universal screening test for all pregnant women. As such, we believe that this project represents an important development of Hong Kong-based biotechnology.

Chinese (not more than 150 words):

[Chinese characters]

3.	Background

(A)	Please explain the general background leading to this project, including previous related work done by your organization and/or the project team members.

Down syndrome, or trisomy 21, is a relatively common chromosomal disorder in which an extra chromosome 21 is present in the cells of an individual. The prevalence of Down syndrome is estimated to be 1 in 700 live births, and is one of the most important causes of mental retardation. Prenatal diagnosis for this condition is an accepted part of modern obstetrical practice. However, conventional definitive methods of prenatal diagnosis, such as amniocentesis, are invasive and are typically offered to women over the age of 35 years. This age cut-off is chosen because the risk of carrying a baby with Down syndrome is increased with advanced maternal age. However, as the number of women giving birth to babies under the age of 35 is far greater than those over 35, 80% of all babies with Down syndrome are delivered by mothers below the age of 35 years. Furthermore, due to the invasiveness of conventional definitive testing methods, it has been estimated that in Hong Kong Hospital Authority-run hospitals in which there is no other screening test other than maternal age, 2.5 normal babies are lost for every Down baby diagnosed. There is thus a pressing need for non-invasive prenatal tests for Down syndrome which can be offered to all pregnant women, regardless of maternal age. In this regard, conventional non-invasive screening methods, such as biochemical screening for certain proteins or hormone levels in the mothers serum, or ultrasound scanning, suffer the disadvantage of having a relatively high false-positive and false-negative rates. The development of genomic technologies has given us a good opportunity of addressing this deficiency, by developing new genomic strategies for the non-invasive prenatal detection of Down syndrome.

The Project Coordinator has a long-standing interest in the development of non-invasive prenatal diagnosis. In 1989, the Project Coordinator has reported in the prestigious journal, The Lancet, the first detection of fetal nucleated cells that have entered into the maternal blood during pregnancy using DNA technology (Lo et al., 1989). However, the rarity of such cells have made the widespread use of this technology difficult. A key breakthrough came in 1997, when the Project Coordinator discovered the presence of high concentrations of cell-free fetal DNA in maternal plasma and serum (Lo et al., 1997). Since then, the Project Coordinator and his collaborative team at the Chinese University of Hong Kong have remained at the forefront of this research area. Thus, we have established the extraction and key analytical technologies for the robust detection of fetal DNA in maternal plasma (Lo et al., 1998b; Lo et al., 1999b). This work has revolutionised many aspects of non-invasive prenatal diagnosis, leading to the first reliable test of fetal rhesus blood group type from maternal blood (published in the top medical journal, The New England Journal of Medicine in 1998) (Lo et al., 1998a) and the prenatal detection of many fetal genetic disorders, including myotonic dystrophy. (Amicucci et al., 2000) and achondroplasia (Saito et al., 2000). Indeed, the British National Blood Service has, from May 2001 onwards, adopted the fetal rhesus status test developed by our team as a routine service (http://www.bloodnet.nbs.nhs.ulc/ibgrl/RefSer_genotyping.htm), thus demonstrating the usefulness of Hong Kong-developed biotechnology in the international arena.

As a prelude to the current proposal, the Project Coordinator and his team have performed a preliminary investigation of fetal DNA detection in maternal plasma in pregnancies affected by Down syndrome. Thus, we have demonstrated that fetal DNA concentrations in Down pregnancies are increased from 2 to 3-fold, compared with normal pregnancies matched for gestational age (Lo et al., 1999a). In additional, we have shown that apoptotic fetal cells, which can be detected by fluorescence in situ hybridisation, are present in maternal plasma samples processed using a Percoll gradient (Poon et al., 2000a). We have further shown that these cells can be used for the non-invasive detection of the presence of a fetus with trisomy 21 (Poon et al., 2000a). While both of these indicate potential ways of using fetal DNA in maternal plasma for the non-invasive detection of fetal Down syndrome, both of these strategies have certain limitations. For example, the first approach of fetal DNA concentration measurement in maternal plasma is only applicable to pregnancies involving a male fetus. Furthermore, conditions such as preeclampsia are also associated with an elevation in fetal DNA concentrations, thus making the test non-specific. For the second approach of using fetal cells in maternal plasma, the technology as developed is very labour-intensive and not suited for large-scale application. The current grant proposal describes the development of technologies which will overcome these limitations.

In the current proposal, the Project Coordinator and his team proposes the development of novel genomic strategies for the detection of Down syndrome. Most workers in the field have attributed the trophoblasts, or placental-derived cells, as the predominant cell types for releasing fetal DNA into the maternal circulation (Lo, 2000; Pertl & Bianchi, 2001). The proposed project therefore focuses. on the elucidation of molecular markers in the placenta for use as markers for Down syndrome. These strategies are based on two hypotheses:

(1) The first hypothesis is that Down syndrome is associated with a particular aberrant profile of gene expression. This hypothesis is supported by previous studies in the pre-microarray era reporting the aberrant expression of genes in Down syndrome (e.g. human chorionic gonadotropin) (Eldar-Geva et al., 1995). The advent of microarray technology is expected to give us an unparallelled ability to catalogue such genes. In the diagnostic context, the Project Coordinator and his team have shown that fetal mRNA is detectable in maternal plasma during pregnancy (Poon et al., 2000b). This observation opens up the possibility that the aberrantly expressed fetal genes in Down syndrome can be used as plasma-based RNA markers.

(2) The second hypothesis is that Down syndrome is associated with aberrant hyper- or hypo-methylation of genes on chromosome 21. Previous data have identified certain parts of chromosome 21 as heavily methylated and it has been postulated that the expression of genes located in this region may be regulated by a delicate balance of methylation and demethylation (Yu et al., 1997). It is thus possible that the presence of an additional copy of chromosome 21 may lead to a change in methylation status of such regions. In this regard, one study has reported the presence of aberrant methylation of the h2-calponin gene in lymphocyte DNA from individuals with Down syndrome (Kuromitsu et al., 1997). The analogous study on multiple genes in placental cells has not been done and will be the subject of this proposal. In the prenatal diagnostic context, the Project Coordinator and his team have recently reported, for the first time that DNA regions which are differentially methylated between the mother and fetus can be used as a fetal-specific marker in maternal plasma (Poon et al., 2002). This work has laid down the foundation for testing for fetal Down syndrome based on methylation analysis of maternal plasma DNA.

References:

Amicucci, P., Gennarelli, M., Novelli, G. & Dallapiccola, B. (2000). Prenatal diagnosis of myotonic dystrophy using fetal DNA obtained from maternal plasma. Clin Chem, 46, 301-2.

Elriar-Geva, T., Hochberg, A., deGroot, N. & Weinstein, D. (1995). High maternal serum chorionic gonadotropin level in Downs’ syndrome pregnancies is caused by elevation of both subunits messenger ribonucleic acid level in trophoblasts. J Clin Endocrinol Metab, 80, 3528-31.

Kuromitsu, J., Yamashita, H., Kataoka, H., Takahara, T., Muramatsu, M., Sekine, T., Okamoto, N., Furuichi, Y. & Hayashizaki, Y. (1997). A unique downregulation of h2-calponin gene expression in Down syndrome: a possible attenuation mechanism for fetal survival by methylation at the CpG island in the trisomic chromosome 21. Mol Cell Biol, 17, 707-12.

Lo, Y.M.D. (2000). Fetal DNA in maternal plasma: biology and diagnostic applications. Clin Chem, 46, 1903-6.

Lo, Y.M.D., Hjelm, N.M., Fidler, C., Sargent, I.L., Murphy, M.F., Chamberlain, P.F., Poon, P.M., Redman, C.W. & Wainscoat, J.S. (1998a). Prenatal diagnosis of fetal RhD status by molecular analysis of maternal plasma. N Engl J Med, 339, 1734-8.

Lo, Y.M.D., Lau, T.K., Zhang, J., Leung, T.N., Chang, A.M., Hjelm, N.M., Elmes, R.S. & Bianchi, D.W. (1999a). Increased fetal DNA concentrations in the plasma of pregnant women carrying fetuses with trisomy 21. Clin Chem, 45, 1747-51.

Lo, Y.M.D., Patel, P., Wainscoat, J.S., Sampietro, M., Gillmer, M.D. & Fleming, K.A. (1989). Prenatal sex determination by DNA amplification from maternal peripheral blood. Lancet, 2, 1363-5.

Lo, Y.M.D., Corbetta, N., Chamberlain, P.F., Rai, V., Sargent, I.L., Redman, C.W. & Wainscoat, J.S. (1997). Presence of fetal DNA in maternal plasma and serum. Lancet, 350, 485-7.

Lo, Y.M.D., Tein, M.S., Lau, T.K., Haines, CJ., Leung, T.N., Poon, P.M., Wainscoat, J.S., Johnson, P.J., Chang, A.M. & Hjelm, N.M. (1998b). Quantitative analysis of fetal DNA in maternal plasma and serum: implications for noninvasive prenatal diagnosis. Am J Hum Genet, 62, 768-75.

Lo, Y.M.D., Zhang, J., Leung, T.N., Lau, T.K., Chang, A.M. & Hjelm, N.M. (1999b). Rapid clearance of fetal DNA from maternal plasma. Am J Hum Genet, 64, 218-24.

Pertl, B. & Bianchi, D.W. (2001). Fetal DNA in maternal plasma: emerging clinical applications. Obstet Gynecol, 98, 483-90.

Poon, L.L.M., Leung, T.N., Lau, T.K. & Lo, Y.M.D. (2000a). Prenatal detection of fetal Down’s syndrome from maternal plasma. Lancet, 356, 1819-20.

Poon, L.L.M., Leung, T.N., Lau, T.K. & Lo, Y.M.D. (2000b). Presence of fetal RNA in maternal plasma. Clin Chem, 46, 1832-4.

Poon, L.L.M., Leung, T.N., Lau, T.K., Chow, K.C.K. & Lo, Y.M.D. (2002). Differential DNA methylation between fetus and mother as a strategy for detecting fetal DNA in maternal plasma. Clin Chem, 48, in press.

Saito, H., Sekizawa, A., Morimoto, T., Suzuki, M. & Yanaihara, T. (2000). Prenatal DNA diagnosis of a single-gene disorder from maternal plasma. Lancet, 356, 1170.

Yu, J., Tong, S., Shen, Y. & Kao, F.T. (1997). Gene identification and DNA sequence analysis in the GC-poor 20 megabase region of human chromosome 21. Proc Natl Acad Sci U S A, 94, 6862-7.

(B)	In case of any other relevant/related project(s) undertaken by key project team members in the past five years and supported by the ITF or any other funding sources, please briefly describe the relevant/related project(s) and the source(s) of funding obtained for it(them).

The Project Coordinator is currently a recipient of an Innovation and Technology Fund grant (AF/90/99) for the “Development of plasma DNA-based diagnostic technology”. This project concerns the use of plasma DNA technology for the non-invasive prenatal diagnosis of fetal rhesus D status and the non-invasive detection of liver cancer. This project is also responsible for developing fetal RNA and DNA methylation changes as fetal markers in maternal plasma Thus, the current proposed project can be regarded as a continuation of this previous project (scheduled for completion in August 2002).

(C)	Please find out whether any other R&D work or projects similar to this application have been done or are being carried out by other parties. If yes, please set out the findings and elaborate the reason for duplicating/repeating the concerned R&D work.

The proposal is entirely novel and we are not aware of similar projects being performed by other parties. We have performed a detailed search of the PubMed database and there are only a handful of papers describing microarray analysis in placental cells (trophoblasts). However, none of these describe the analysis of placentas in fetuses with Down syndrome.

We have also noted a number of studies reporting gene expression profiling in Down syndrome. These studies are mainly focused on the study of brain tissues in an animal model of Down syndrome. None of these studies concern the study of human placental tissues.

With regard to epigenetic analysis of placental tissues, none of the reported studies in the PubMed database concern the study of placentas from Down fetuses. Furthermore, none of these previous studies were done following the availability of the complete sequence of chromosome 21. From the other direction, there has only been one study on the methylation of a single gene (h2-calponin) on chromosome 21 in Down syndrome. However, this study has not investigated placental tissues and has reported data on only one gene.

Based on these exhaustive searches, we are confident our proposed study of gene expression profiling and epigenetic analysis of placental tissues in Down syndrome is unprecedented and will provide new data. Furthermore, we are further protected by the fact that the Project Coordinator and the Chinese University of Hong Kong hold all the key patent applications on the platform technology of fetal nucleic acid detection in maternal plasma.

(D)	Please indicate the target user groups of the deliverables of this project and the estimated size of each group.

As the proposed technology is non-invasive, carrying no risks to the mother or fetus, all pregnant women are the target users of this technology. In Hong Kong alone, some 54,000 births are taking place each year. When the China and international markets are factored in, it can easily be appreciated that our target market globally is huge and extremely important commercially.

(E)	If any specific technology will be developed, adopted or applied in the project, please briefly describe that technology. If the project involves innovative use of existing technologies, please clearly describe the nature of innovation and provide the supporting evidence (eg. market analysis).

1. Microarray analysis of gene expression in Down and normal placentas.

2. Large-scale epigenetic analysis of genes on chromosome 21 in Down and normal placentas.

3. Non-invasive detection of aberrantly expressed fetal mRNA from maternal plasma.

4. Non-invasive detection of aberrantly methylated fetal DNA species from maternal plasma.

(F)	Please state whether this application is a re-submission of a previously rejected application under the ITF. If yes, please set out the project reference of the previous application.

No

(G)	Should this project be more appropriately funded by the Research Grants Council?

(For applicant institutions under the purview of the Research Grants Council only.)

The current project concerns the amalgamation of two different approaches, namely gene expression profiling and epigenetic analysis, tied together by one common diagnostic goal. If this grant were to be submitted to the Research Grants Council, they would most definitely require two separate applications, submitted in separate years. This will greatly reduced the timeliness of our work. Furthermore, we are predominantly interested in pursuing the diagnostic and commercial applications of the gene expression and epigenetic profiling, rather than in the inherent biological message of these results. Once again this product-orientated approach is not appropriate for grant application for the Research Grants Council.

(H)	Have you attempted to seek funding support for this project from other funding sources (eg. Research Grants Council, Applied Research Fund, Language Fund, Environment and Conservation Fund, Arts Development Council’s Project Grant, etc.)? If so, what are the results?

No

(I)	Would it be possible to fund this project by other means (e.g. corporate sponsorship, your organization’s own resources, etc.)? Please elaborate.

At present, there is no other alternative funding source for this project. The scale of the project is larger than the scope of funds such as the Health Care Research Fund. The subdivision of the current grant into a smaller number of separate applications to other funding bodies would only slow down our momentum and delay the launching of the proposed test in a highly competitive field.

4.	Project Details

(A)	Objectives

(Please state in clear and specific terms.)

1. To document the gene expression profile of placentas from fetuses affected by Down syndrome and controls using microarray technology.

2. To study the methylation status of genes on chromosome 21 in the placentas from fetuses affected by Down syndrome and controls using bisulfite sequencing.

3. To develop a plasma RNA-based test for Down syndrome based on the results from (1).

4. To develop a plasma DNA-based test for Down syndrome based on the results from (2).

(B) Deliverables

(Please set out the deliverables, together with their detailed technical specifications, of the project.)

English:

1. A database of genes which are over- or under-expressed in the placentas of Down syndrome fetuses.

2. A database of genes which are aberrantly hyper- or hypo-methylated in the placentas of Down syndrome fetuses.

3. A test based on the detection of aberrantly-expressed mRNA species in the plasma of women carrying Down fetuses.

4. A test based on the detection of aberrantly-methylated DNA species in the plasma of women carrying Down fetuses.

5. Scientific publications documenting these developments and promoting Hong Kong-developed biotechnology to the international scientific and medical communities.

6. Patents based on these innovations.

Chinese:

[CHINESE CHARACTERS]

(C)	Benefits

(Please state in clear, specific, tangible and quantifiable terms the benefits of the project and its contribution to Hong Kong’s innovation and technology development.)

This project is based on an area of biotechnology, namely plasma DNA technology, in which a Hong Kong-based group is an undisputed international leader. The funding of this project would allow us to continue our momentum and to promote Hong Kong-based biotechnology.

We hold all of the key patents on fetal nucleic acid in maternal plasma and the proposed project would allow us to further consolidate our intellectual property position.

Commercially, a non-invasive prenatal test for Down syndrome would be a major profit-earner and we would expect such a test to be adopted widely.

On the public health perspective, the development of a non-invasive and safe test for Down syndrome would reduce the risk of prenatal diagnosis. This is particularly significant when we consider the statistics that for every Down baby diagnosed in Hong Kong Hospital Authority-run hospitals in which there is no other screening test other than maternal age, 2.5 normal babies are lost due to the invasiveness of conventional tests.

The proposed project involves the use of microarray technology and large-scale epigenetic analysis. Indeed, our Affymetrix microarray system is the first in Hong Kong. Thus, the experience generated from conducting this project would be of lasting benefit to the development of applied and basic genomics in Hong Kong.

(D)	Target Results

Please set targets for the project to achieve upon its completion:

•	the number of companies/customers to adopt/use the new facilities/technology/product/service/ process;

•	eventually all pregnant women who are worried about the possibility of bearing a baby affected by Down syndrome

•	the number of patents to obtain for the new technology/product /service/process; at least 1

•	the number of licensing arrangements to be made for the new technology/product/service/process; at least 1

•	the amount of investment to be spawned by the new technology/product/service/process; and HK$10,000,000

•	others (please specify).

4 publications in international scientific or medical journals

(E)	Implementation Plan

(Please provide detailed technical information.)

Our goal is to develop a new generation of non-invasive tests for fetal Down syndrome which are suitable to be used on maternal plasma. We plan to investigate the development of two types of markers, one based on mRNA and the other one based on aberrantly methylated DNA species. We have proposed two approaches as we believe they each have their own particular strengths. The development of two tests together would allow us to compare their cost-benefit profile and to finally arrive at a test with the best specifications. Furthermore, there is a known relationship between DNA methylation and gene expression, with hypermethylation being associated with reduced or absent gene expression (Jones & Takai, 2001). Thus, the investigation of both DNA methylation and gene expression together is synergistic and information generated from one approach may give us useful clues about which are the candidate genes to look at using the other approach.

Most workers in the field have attributed the trophoblasts, or placental-derived cells, as the predominant cell types for releasing fetal DNA into the maternal circulation (Lo, 2000; Pertl & Bianchi, 2001). Further support of this view can be found in our recent demonstration of mRNA of HLA-G, a type of HLA molecules expressed primarily on trophoblasts, in maternal plasma (Poon et al., 2000). Based on this line of thought, we propose to look for molecular targets for Down syndrome by studying the placenta. The first phase of our implementation plan is to obtained placental tissues from 10 pairs of gestational age-matched Down syndrome and normal fetuses. Half of these will be male while the other half will be female, to control for any gender difference in gene expression and methylation profiles. These materials will be obtained from terminations carried out at the Prince of Wales Hospital and following institutional ethics approval and informed consent to the subjects concerned. Pregnant subjects between gestational weeks 16 to 18 will be recruited. Placental tissues will be immediately mixed with a RNA stabilisation reagent (RNAlater, Qiagen), which maintains the RNA profile as at the time of sample harvesting. Half of the placental tissues will be subjected to RNA extraction using a column-based method (RNeasy Protect Mini Kit, Qiagen) after tissue disruption and homogenization according to the manufacturer’s recommendation. The other half of the placental tissues will be subjected to DNA extraction using a Qiagen Tissue kit. The extracted placental RNA and DNA will be stored at -70 degrees Celsius until further analysis. Paired peripheral blood samples for the isolation of plasma will also be collected prior to any invasive procedures. Plasma samples will be stored at -70 degrees Celsius until further analysis.

The gene expression profile will be performed on placental RNA using microarray analysis (see R&D methodology). The methylation status of genes on chromosome 21 will be analysed using bisulfite sequencing on the extracted placental DNA (Grunau et al., 2001).

At the same time as placental tissues collection and the above-mentioned microarray and methylation analysis, peripheral blood from 1000 pregnant women (gestational age 16 to 18 weeks) undergoing prenatal diagnosis at our hospital will be collected prior to amniocentesis. Plasma will be archived from these subjects. When the fetal chromosomal status in these cases are known. all cases with trisomy 21 (estimated to be some 15 cases) and 100 unaffected controls randomly selected from this cohort will be chosen for further analysis. Plasma DNA and RNA will then be extracted from these plasma samples, to test the accuracy of detecting a Down syndrome fetus using the RNA- and DNA-based tests developed based on the microarray and methylation analyses.

(F)	R&D Methodology

(Please provide detailed technical information supported by flow charts, specifications, etc. Technical limiting steps or challenges and the proposed means to overcome them need to be clearly described.)

A flow chart of the R&D methodology can be found on the next page.

Microarray Analysis:

A high density oligonucleotide array system (Harrington et al., 2000), Complete GeneChip® Instrument System (Affymetrix) in conjunction with the Human Genome U95 expression array set (GeneChip®, Affymetrix) will be used for gene expression profiling of placental tissues from the 10 pairs of gestational age-matched Down syndrome and normal fetuses. The Complete GeneChip® Instrument System is a semi-automated system with capabilities of labelling the target RNA with a fluorescent reporter, hybridisation of the labelled targets to the prefabricated arrays, scanning and reporting of the hybridisation patterns of the sample. Reference and control genes are included in each array for transcript quantification within and across different experiments. The instrument system is completed with complementary software (Affymetrix Microarray Suite) for raw data synthesis and storage. Each set of expression array represents more than 60,000 full length human genes and expressed sequence tags (EST) clusters. The microarray raw data will be

Placental tissues from pairs of gestational age-matched Down syndrome and normal fetuses
RNA extraction
Gene expression profiling by Microarray analysis
Compilation of database on differential pattern of gene expression
Development of real-time reverse transcriptase PCR assays
DNA extraction
Bisulfite conversion, DNA sequencing
Compilation of database on differential DNA methylation status
Development of methylation-specific PCR assays
Evaluation of assays on Down fetuses and 100 normal controls randomly selected from 1000 prospectively recruited pregnant subjects analysed and stored by the Microarray Suite software (Affymetrix). The differences in gene expression profiles across different samples will be analysed with the use of the DChip software (freeware), which is based on a recently developed model-system capable of gene expression comparison after exclusion of outliers and artifacts, while estimating the standard errors for expression indexes and confidence intervals for fold changes (Li and Wong, 2001). Genes demonstrating striking differences in gene expression between placentas from normal and Down fetuses will be chosen for further analysis and the microarray data will be confirmed by real-time reverse transcriptase PCR assays (Gibson et al., 1996). Promising candidates will then be further selected for possible detection in maternal plasma (see below).

Epigenetic analysis:

DNA extracted from placental tissues from the Down and normal fetuses will be subjected to sodium bisulfite conversion (Grunau et al., 2001). Following such treatment, any methylated cytosine residues will remain unchanged, while unmethylated cytosine residues will be convened to uracil. The methylation status of a DNA sequence can then be ascertained by DNA sequencing of samples before and after bisulfite conversion. The human chromosome 21 has now been completely sequenced. 127 known genes, 98 predicted genes and 59 pseudogenes have been found to be present on this chromosome (Hattori et al., 2000). Of particular significance to this project, 115 CpG islands have been identified by the sequencing consortium. Nearly all of these CpG islands are associated with genes. We plan to design PCR primers to each of these CpG islands and to find ones which are aberrantly hyper- or hypo-methylated in the placentas of fetuses with Down syndrome. We shall continually monitor the web-based information on chromosome 21 (e.g. http://hgp.gsc.riken.go.jp/chr21/index.html) and to update our list of CpG islands and gene promoters for bisulfite sequencing. Our laboratory has a long-standing interest in methylation analysis and has extensive experience with bisulfite conversion, sequencing and methylation-specific PCR (Lo et al., 1999b; Poon et al., 2002; Wong et al., 1999). We plan to perform such methylation analysis in groups of 5 genes, with each optimisation and sequencing cycle taking 4 weeks. Thus, the comprehensive scanning of all known CpG islands on chromosome 21 will be completed in less than 2 years.

Blood Test Development:

(i)	Test based on plasma RNA analysis

mRNA species which are strikingly over- or under-expressed in placentas from Down fetuses will be chosen for further analysis. Real-time reverse transcriptase (RT) PCR assays will be developed to each of these mRNA species. Plasma samples from 10 women carrying Down fetuses and 30 women carrying normal fetuses will be analysed using these real-time RT-PCR assays to test their ability to distinguish the Down from the normal group. Our laboratory has pioneered the detection of tumour- and fetal-derived RNA from the plasma of cancer patients and pregnant women, respectively (Lo et al., 1999a; Poon et al., 2000). Thus, the proposed methOdology has been well-established in our laboratory.

(ii)	Test based on methylation analysis on plasma DNA

CpG islands which are aberrantly hyper- or hypo-methylated in placentas from Down fetuses will be chosen for further analysis. Methylation-specific PCR (MSP) assays will be designed to each of these targets (Herman et al., 1996). Plasma samples from 10 women carrying Down fetuses and 30 women carrying normal fetuses will be analysed using these MSP assays to test their ability to distinguish the Down from the normal group. Our laboratory is the first group to report the use of methylation changes as a plasma/serum marker for cancer (Wong et al., 1999) and has invented real-time quantitative MSP (Lo et al., 1999b). Thus, we do not envisage any technical difficulty in achieving this part of the project.

Blood Test Evaluation

The most-promising assays developed in (i) and (ii) above will be further evaluated in a blind manner in the Down and 100 control plasma samples selected from the 1000 prospectively recruited pregnant subjects during this project. The sensitivity and specificity of these assays will be calculated.

References:

Gibson, U.E., Heid, C.a. & Williams, P.M. (1996). A novel method for real time quantitative

RT-PCR. Genome Res, 6, 995-1001.

Grunau, C., Clark, SJ. & Rosenthal, A. (2001). Bisulfate genomic sequencing: systematic investigation of critical experimental parameters. Nucleic Acids Res, 29, E65-5.

Harrington, CA., Rosenow, C. & Retief, J. (2000) Monitoring gene expression using DNA microarrays. Cuff Opin Microbiol, 3, 285-91.

Hattori, M., Fujiyama, A., Taylor, T.D., et al. (2000). The DNA sequence of human chromosome 21. Nature, 405, 311-9.

Herman, J.G., Graff, J.R., Myohanen, S., Nelkin, B.D. & Baylin, S.B. (1996). Methylation-specific PCR: a novel PCR assay for methylation status of CpG islands. Proc Natl Acad Sci U S A, 93, 9821-6.

Jones, PA. & Takai, D. (2001). The role of DNA methylation in mammalian epigenetics. Science, 293, 1068-70.

Li, C. & Wong, W.H. (2001) Model-based analysis of oligonucleotide arrays: expression index computation and outlier detection. Proc Natl Acad Sci U S A, 98, 31-6.

Lo, K.W., Lo, Y.M.D., Leung, S.F., Tsang, Y.S., Chan, L.Y., Johnson, P.J., Hjelm, N.M., Lee, J.C. & Huang, D.P. (1999a). Analysis of cell-free Epstein-Barr virus associated RNA in the plasma of patients with nasopharyngeal carcinoma. Clin Chem, 45, 1292-4.

Lo, Y.M.D. (2000). Fetal DNA in maternal plasma: biology and diagnostic applications. Clin Chem, 46, 1903-6.

Lo, Y.M.D., Wong, LH., Zhang, J., Tein, M.S., Ng, M.H. & Hjelm, N.M. (1999b). Quantitative analysis of aberrant p16 methylation using real-time quantitative methylation-specific polymerase chain reaction. Cancer Res, 59, 3899-903.

Pertl, B. & Bianchi, D.W. (2001). Fetal DNA in maternal plasma: emerging clinical applications. Obstet Gynecol, 98, 483-90.

Poon, L.L.M., Leung, T.N., Lau, T.K. & Lo, Y.M.D. (2000). Presence of fetal RNA in maternal plasma. Clin Chem, 46, 1832-4.

Poon, L.L.M., Leung, T.N., Lau, T.K., Chow, K.C.K. & Lo, Y.M.D. (2002). Differential DNA methylation between fetus and mother as a strategy for detecting fetal DNA in maternal plasma. Clin Chem, 48, in press.

Wong, I.H., Lo, Y.M.D., Zhang, J., Liew, C.T., Ng, M.H., Wong, N., Lai, P.B., Lau, W.Y., Hjelm, N.M. & Johnson, P.J. (1999). Detection of aberrant p16 methylation in the plasma and serum of liver cancer patients. Cancer Res, 59, 71-3.

(G)	Marketing Plan to Disseminate and Promote Deliverables to Target User Group(s)

(a)	Channels/means:

1.	Publication in Scientific Journals:

We shall aim to publish our data in prominent scientific journals which will help to disseminate our results to the major health care organisations and biotechnology companies.

2.	Presentation at International Conferences:

The Project Coordinator has been invited as a plenary or symposium speaker in over 30 international conferences over the last 3 years. Data from this project will be presented in this effective fashion to international audience. Furthermore, abstracts will also be submitted to major international conferences in medical genetics and obstetrics.

3.	Coverage by conventional and digital media:

The local and international media has demonstrated great interest in our work. We shall hold periodic press conferences informing the media and public of our latest developments. We shall also accept invitations from popular conventional or web-based magazines for interviews to promote public awareness and understanding of our work and biotechnology in general.

(b)	Reasons for choosing the channels/means:

As our proposed project involves the generation of novel and hard scientific data, we have placed great emphasis on promoting our work through formal scientific channels, such as journals and conferences. We believe that once the opinion leaders in the field are convinced that our tests do work, it will only be a matter of time before the tests will be widely adopted

Nonetheless, we have not ignored promotion to the general public via conventional and digital media.

(c)	Expected number of beneficiaries vis-a-vis the population of the target user group(s):
Potentially the millions of pregnant women and their families every year.

(H)	Plans for Licensing the Deliverables

We plan to license this technology widely to both local and international biotechnology companies or medical diagnostic laboratories. One example of companies which may be interested is Genzyme.

Apart from licensing the deliverables, the Project Coordinator’s department at the Chinese University of Hong Kong already has a subsidiary, namely the University Pathology Service, which specialises in the provision of diagnostic tests developed by the University to the public. By the use of the University Pathology Service, we can directly allow the Hong Kong public to have access to the new technology developed in this project.

(I)	Cost Effectiveness

(Please provide, as far as possible, a comparison of the cost and benefit of the deliverables with those of any conventional methods/approaches and/or existing products which the deliverables aim to substitute.)

The new diagnostic assays which are the objectives of this proposal offer significant cost effectiveness when compared with existing methods. The main reason is that existing definitive methods for the prenatal detection of Down syndrome require the performance of invasive sampling of fetal tissues by amniocentesis or chorionic villus sampling. These methods carry a risk of between 1-2% of spontaneous abortion or other complications following the procedure. Furthermore, both methods require expensive clinical time from a skilled obstetrician using ultrasound guidance. Our proposed new method requires only a peripheral blood sample which can be easily obtained using the service of a phlebotomist. The potential throughput of the new method is thus much higher than conventional invasive methods. We estimate that the new assay is at least 5 times more cost-effective than conventional invasive methods.

In addition to conventional invasive methods, there are also two main categories of non-invasive methods for Down syndrome screening. These are based on ultrasound assessment of nuchal translucency and the measurement of biochemicals, such as hormones, in maternal serum. However, these methods generally have limited accuracy. Compared with these methods, our proposed strategy is based on a genomic approach, which strikes at the core pathology of Down syndrome. We believe that such a genomic approach has the potenti’al of being more specific than conventional non-genomic methods. By being more specific, we believe that our proposed strategy would be more cost-effective by generating a lower number of false-positive results, which would then translate to the need for fewer costly and potentially dangerous invasive confirmatory tests.

(J)	Further to Item 3(F), if this application is a re-submission of a previously rejected application under the ITF, please highlight the main differences of this application vis-à-vis the previous one and explain how the differences have addressed the concerns previously raised by the vetting committee.

Not Applicable.

5.	Classification of the Project

(A)	Project Nature:

PPT - Technology Development/Improvement

(Notes:	IS	- Information Service
	MDI	- Management Development/Improvement
	IF	- Infrastructural Facility
	PPT	- Process/Product/Technology Development or Improvement
	MT	- Manpower Training

SS	- Study/Survey)

(B)	Target Sector:

Biotechnology
(If “Others” is selected, please specify: )

(C)	Other Attributes, if any:
(More than one attribute can be chosen)

☐	Environment-related
☐	Quality-related
☐	particularly SME-related

6.	Project Implementation Schedule

(Please note that it may take a few months to approve an application.)

(A) Project Duration (month):	36

(B) Commencement Date (dd/mm/yy):	01/04/02

(C) Completion Date (dd/mm/yy):	31/03/05

(D) Stages of Implementation

Period

(from dd/mm/yy to dd/mm/yy) 01/04/02 to 01/08/02

01/04/02 to 01/04/03 01/08/02 to 01/08/04 01/08/02 to 01/08/04 01/08/02 to 01/08/04 01/08/04 to 31/03/05 01/08/04 to 31/03/05

Period	Milestones	R & D Approach
from dd/mm/yy to dd/mmyy)
01/04/02 to 01/08/02	Recruitment of personnel and purchase of equipment	Preparatory stage

01/04/02 to 01/04/03	Collection of placentas from normal and Down fetuses	Collection of samples

01/08/02 to 01/08/04	Expression microarray analysis of placental tissues	Affymetrix microarray analysis; confirmation with real-time reverse transcriptase PCR

01/08/02 to 01/08/04	Methylation analysis of placental DNA in normal and Down fetuses	Bilsulfite conversion and DNA sequencing

01/08/02 to 01/08/04	Recruitment of pregnant subjects	Collection of samples

01/08/04 to 31/03/05	Detection of aberrantly expressed RNA species in maternal plasma from Down and normal pregnancies	Real-time reverse transcriptase PCR

01/08/04 to 31/03/05	Detection of aberrantly methylated DNA species in maternal plasma from Down and normal pregnancies	Methylatioh-specific PCR from maternal plasma.

7.	Budget for the Project

(Please clearly set out the budget for the project below. Each income and expenditure item should be reasonable, realistic and sufficiently broken down. All expenditure items must be incurred between the commencement and completion dates of the project. Please add columns by using a separate sheet if the project or the expenditure/income stream lasts for more than four financial years.)

(A)	Expenditure:

	Financial Year 1	Financial Year 2	Financial Year 3	Financial Year 4	Total	Remarks
Item	Amount ($’000) Note [1]

Manpower Note [2]

postdoctoral fellow (1 post) (point 3, HK$32,725/months, plus	405	405	405		1215

HK$1,000/month for Mandatory Provident Fund, totaling HK$33,725/month)

Research Assistant (1 post) (point 6, HK$17,505/month, plus HK$875/month Mandatory Provident Fund, totaling HK$18,380/month)	221	221	221		663

Sub-total:	626.000	626.000	626.000		1,878.000

Note 1	Year refers to financial year i.e. from 1 April of a year to 31 March of the following year.

Note 2	(a)	Only the salary (including employer’s contributions (5% of the salary or $1,000 per month, whichever is the less) to the Mandatory Provident Fund, if an but excluding allowances, fringe benefits, gratuity, year-end double payment, etc.) of the additional manpower directly arising from the project would be funded. Please state clearly the number of staff to be recruited and the number of man-hours/man-months to be contributed by each of them, their respective ranks and hourly rates/monthly salary, as well as the total cost for each of the staff.

	(b)	Unless otherwise agreed by CIT, the ITF will not pay any emolument to a person who is already on the payroll of the Government or a Government sub vented body/institution. This principle should apply irrespective of whether the relevant service/work is carried out within or outside normal working hours of the person concerned. The manpower cost of university staff at research assistant or equivalent rank may be charged to the project in accordance with his/her involvement on a full-time or part-time basis as appropriate provided that a record on the percentage of his/her working time devoted to the project is maintained.

	(c)	Subject to (b) above, project coordinators, deputy project coordinators and project team members may charge their efforts to the project on a full-time basis or a pro-rata/hourly basis provided that a monthly record on the percentage of their working time devoted to the project is maintained.

Equipment Note [3] (Please itemize) DNA sequencer	1200	0	0	1200	This project is expected to fully occupy a DNA sequencer and thus equipment sharing within the Chinese University of Hong Kong or with other recipients of ITF funding is not feasible.
Sub-total:	1,200.000	0.000	0.000	1,200.000

Other Direct Costs Note [4]

	(d	)	Subject to (b) above, an applicant organization must not charge the salary of its existing staff against the project unless this is a deployment absolutely necessary and essential for the project. In case only a certain percentage of the working time of the staff is deployed for the project, his/her salary can be charged on a pro-rata/hourly basis provided that a record on the percentage of the working time devoted by the staff to the project is maintained.

	(e	)	Unless otherwise agreed by CIT, there should not be any annual increment of salary for any staff recruited for implementing the project. A flat rate should be used to budget the salary of each project staff throughout the implementation period, although cost of living adjustment with rate comparable with and applicable to the civil service in each year within the project period will be allowed as long as the increase can be absorbed within the approved budget.

Note 3	(a	)	Only cost of new equipment for implementing the project can be charged to the ITE Please list out all the new equipment required. If more than one item of the same equipment is required, please set out its unit cost, quantity required and the relevant total cost. If the new equipment is to be shared among different projects with its cost charged on a pro-rata basis under each project, the applicant is required to maintain a record on the use of the equipment by the concerned projects for accounting purpose.

	(b	)	Applicants are encouraged to share the use of the existing equipment within their organisations or with other organisations. For universities, the Consolidated Database of Major Equipment held by Institutions at htto://clnts03.citvzi.edu.hkliiec/ is open to their staff to ascertain the sharing opportunity. For all organisations, the sharing opportunity can be ascertained through the Equipment Database at htyr://www.itlgovhk.

	(c	)	On the maintenance cost (but not rental or time cost) of the existing equipment, it can be charged against the 1TF on a pro-rata basis if the applicants maintain a record on the use of equipment. Nevertheless, for the sake of clarity, such cost (if any) should be placed under “Other Direct Costs”.

Note 4	(a	)	This includes all other costs directly arising from the project with the exception of overheads and other unallowable cost items set out under para. 4.18 of the “Guide to the Innovation and Technology Fund”. They may include consumables as well as costs associated with the promotion of project results (such as advertising and the organization of seminars).

	(b	)	For travelling expenses, they should account for no more than 5% of the amount of funds requested from the ITF. They should only be incurred by project team members and cover the cost of economy class fares.

	(c	)	Local or overseas training cost is normally not allowed unless otherwise fully justified. If it is absolutely necessary, the number of participants in the training should be limited to no more than one person from the implementation agent or, if there is no other implementation agent, the applicant organization.

	(d	)	Participation fees at study mission will be allowed if the study missions are of direct relevance and beneficial to the project. The number of participants should be limited to no more than one person from the implementation agent or, if there is no other implementation agent, the applicant organization.

	(e	)	External audit fees relating to the project and arising from compliance with the provisions of the ITF agreement have to be included in the budget. The maximum funding allowed for an annual/final audited account of a project costing less than $1 million, between $1 million and $5 million and more than $5 million should not be more than $5,000, $10,000 and $20,000 respectively.

	(f	)	Patent registration fee directly relating to the project of not more than $100,000, or 90% of the total direct costs involved in patent applications for functional inventions, whichever is lower, may also be included in the budget.

(Please itemize)
Reagents for methylation analysis	50	180	180	410
Reagents for gene expression analysis	50	180	180	410
Preparation consumables for microarray analysis	50	50	50	150
Detection consumables for microarray analysis	220	220	220	660
Reagents for nucleic acid extraction	50	50	50	150
patent application fees	0	50	50	100	patent registration fee will not exceed HK$100,000 or 90% of the total direct costs involved in patent application
external audit fee	20	20	20	60
conference expenses	30	30	30	90	The conference allocation will not be used to fund more than one project team member in each international conference; and economy class will be taken if air travel is involved.
Sub-total	470.000	780.000	780.000	2,030.000
Total:	2,296.000	1,406.000	1,406.000	5,108.000

(B)	Income Note [5]:

	Financial Year 1	Financial Year 2	Financial Year 3	Financial Year 4	Total	Remarks
Item		Amount ($’000) Note 1
This project is NOT expected to be

(g)	Including the items mentioned in (a) to (f) above, the number of items under “Other Direct Costs” should not exceed ten. This could be done through grouping similar items under a single appropriate cost item.

Note 5	Where appropriate, the applicant should try to generate income by charging fees for project deliverables so as to recoup wholly or partly the cost of the deliverables. The basis or assumptions on which the income figures such as the expected number of users/customers/participants and the estimated fee have to be provided.

Total:	income earning

(C)	Amount of Sponsorship and/or Funding from other Sources Note [6]

	Financial Year 1	Financial Year 2	Financial Year 3	Financial Year 4	Total
Item		Amount ($’000) Note 1
cash	250	125	125		500
consumables	10				10
Total:	260.000	125.000	125.000	0.000	510.000

(D)	Net Amount requested from the Innovation and Technology Fund (i.e. (A)-(B)-(C))

Financial Year 1	Financial Year 2	Financial Year 3	Financial Year 4	Grant Total
	Amount ($’000) Note 1
2,036.000 +	1,281.000 +	1,281.000 +	=	4,598.000

8.	Justifications for the Budget:

(Please provide full justifications for each sub-item under the budget items “Manpower”, “Equipment” and “Other Direct Costs”. The rationale behind any projected income or expenditure has also to be given. In case certain goods or services are intended to be procured from one company/organization/individual, please provide the details, relationship between the applicant(s) and the company/organization/individual (if any) and justifications for not following the open procurement procedures set out in the “Guide to the Innovation and Technology Fund”.)

(A)	Expenditures Manpower:

Manpower:

We have requested one postdoctoral fellow and one research assistant to carry out the proposed project. As both project modules require a lot of experience to implement, a trained staff at the postdoctoral level would be essential to oversee and ensure the prompt completion of the project. The research assistant is essential to provide the technical assistance to complete the more labour-intensive parts of the project, especially the bisulfite sequencing project module.

Equipment:

Note 6	(a)	All projects normally require sponsorship from more than one private company not related to the applicant in terms of ownership or management.

	(b)	Sponsorship could either be in cash or in kind, but should cover not less than 10% of the total project cost. Priority consideration will be given to applications that have substantial sponsorship in the form of cash and/or sponsorship from potential users of the project deliverables. Projects with less than two sponsors may be considered but will be accorded a lower priority in funding.

	(c)	Sponsorship in kind can be provided in the form of donation of equipment and consumable that are relevant to the project. Discount in purchases, time cost of equipment, manpower costs and consultancy services are not counted and should NOT be included in the budget. If the application is successful, at least half of the cash sponsorship has to be in place before commencement of the project and all committed sponsorship should be received before the penultimate half-yearly cashflow period of the project.

	(d)	An applicant organization is required to provide proof of the sponsorship as Annex to this application. More details on the source(s) of sponsorship and/or other funding, the amount and form of contribution, nature and origin of the sponsor(s) as well as the funding condition(s) have to be provided according to the format at Appendix I of this application form.

(For each sub-item under “Equipment”, apart from providing justifications for its procurement, please also indicate whether similar equipment is available for sharing within the applicant organization or with other ITF recipient organizations, and if so, the reason why the existing equipment cannot be used for this project.)

We have requested the procurement of a high throughput DNA sequencer as the DNA methylation part of the project requires intensive DNA sequencing. As the existing DNA sequencing equipment in our department is already operating at the limit of its capability, we think that the installation of additional sequencing equipment is essential to the proposed work.

Other Direct Costs:

(In case external consultants are required for the project, please set out clearly the justifications for engaging the consultants and the expected time commitment of the consultants under the project.)

The project is heavily dependent on molecular techniques such as polymerase chain reaction, microarray analysis and DNA sequencing. We have therefore requested support for laboratory consumables to support these processes. We also expect the project to generate a number of patent applications and have thus requested patenting fees to support such filing. We have requested support for attending international conferences to gain up-to-date information on genomic technology and on the molecular biology of Down syndrome; and to give us an opportunity of present our latest results. We have also requested support for performing external audit on the project account, in complete accordance with the ITF guidelines.

(B)     Income:

          This project is not expected to be income earning during the 3-year study period.

9.	Lifespan of the Project Deliverables:

(Please specify the expected lifespan of the project deliverables and state the rationale behind this estimate. If the project deliverables are expected to continue to exist after the completion of the project, where applicable, please provide a business plan of how the deliverables would be marketed, maintained or updated etc as appropriate.)

The finished products of this project should have no limiting lifespan. We expect that these products will be incorporated into the routine testing of pregnant women. We plan to market these products in two ways: (i) direct provision of diagnostic services through the University Pathology Service; and (ii) licensing of the developed technology to local and international diagnostic laboratories and biotechnology companies.

10.	Details of the Project Team:

(Please list the project coordinator, deputy project coordinator, principal investigator (if different from the (deputy) project coordinator) and other key members of the project team and consultant(s) if any, and enclose brief a CV of each of them according to the format at Appendix II. Applicants are reminded to take into consideration the availability of the proposed team members to carry out the project till its completion.)

Name of Project Team Member/Consultant	Role under the Project	Main Task/ Responsibility Assigned
(eg. Project Coordinator)
Y.M. Dennis Lo	Project Coordinator	Overall coordination, day-to-day supervision of

laboratory work, data analysis

Rossa W.K. Chiu	Deputy Project Coordinator	Literature review, equipment purchase and installation, supervision of laboratory work

Tze Kin Lau	Co-investigator	Recruitment of pregnant subjects, sample collection, provision of clinical information

11.	Collaborating Organization(s), if any:

(Please provide the names (in both English and Chinese) of the collaborating organization(s), their origin (ie. local/the Mainland/overseas) and nature of business, contribution and form of participation.)

Professor James S. Wainscoat, Professor of Haematology, University of Oxford, Department of Haematology, John Radcliffe Hospital, Oxford, U.K.

Professor Wainscoat has been our long-term collaborator on the development of non-invasive prenatal diagnosis. Professor Wainscoat will be advising us on the use of microarray technology.

12.	Intellectual Property Rights

(A)	Do you intend to make use of any of the existing intellectual property rights owned by other parties for implementing the project? (Please check the appropriate box below.)

☐ Yes

☒ No

(B)	If your answer to 12(A) is “Yes”, please indicate below how you will ensure that the deliverables of the project will not infringe the intellectual property rights of other parties. (Please check the appropriate box below.)

☐ Through exclusive licensing arrangement

☐ Through non-exclusive licensing arrangement

☐ Others (Please specify:            )

(C)	Do you intend to patent any of the process(es) or product(s) to be developed under the project? (Please check the appropriate box below.)

☒ Yes (Please attach results of the relevant patent search.)

☐ No

(D)	If your answer to 12(C) is “Yes”, please specify below the process(es)/product(s) which will be patentable and the countries where you intend to file registration.

Name of Patentable Item	Country where Registration will be filed
New plasma RNA-based prenatal test for Down syndrome	China, U.S.A., Europe, Australia, New Zealand

New DNA methylation-based prenatal test for Down syndrome	China, U.S.A., Europe, Australia, New Zealand

13.	Other Information in Support of the Application:

The Project Coordinator is in a very strong position with regard to intellectual property concerning the platform technology of fetal nucleic acid detection in maternal plasma. Thus, the Project Coordinator holds a broad patent covering the diagnostic use of fetal nucleic acid in maternal plasma (U.S. Patent 6,258,540). Furthermore, the Project Coordinator and the Chinese University of Hong Kong have also filed patent applications on technologies underlying each of the two modules of the proposed project, namely, fetal RNA analysis from maternal plasma and fetal DNA methylation analysis from maternal plasma. We believe that if the proposed project is funded and completed, we would be able to file additional patents to further strengthen our position. With such a strategic position, we are confident that we should be able to enter into productive negotiation with large international players in the molecular diagnostics field.

The Chinese University of Hong Kong has laid the foundation in making the proposed project a possibility. Thus, an Affymetrix system has been installed in the Project Coordinator’s laboratory. This system is the first in Hong Kong and would be expected to boost the genomic infrastructure in Hong Kong. The Project Coordinator’s department has also sent a full-time staff to Harvard Medical School for a one-year attachment where first-hand operating experience with this system will be obtained. The Affymetrix system will be expected to be up and running by the proposed project start date of April 2002.

The important implications of the development of a new generation of non-invasive tests for the fetal genetic status have been recognised by the scientific and the medical communities. This recognition is evidenced by the fact that most of our work in this area has been published in some of the highest impact journals in the world. Two of the journals in which we have published our work, namely, The New England Journal of Medicine and The Lancet, are the top general medical journals in the world.

The increasing public awareness and interest in biotechnology both locally and overseas has been reflected by the increasing prominence of media coverage in this area. Thus, locally our work has been covered by numerous newspaper articles and also on numerous television programmes on biotechnology in Hong Kong. For example, our work on plasma DNA will be covered in a forthcoming program produced by Radio Television Hong Kong (RTHK) in early 2002. Internationally, our work has been covered in an episode of “Tomorrow’s World” produced by the British Broadcasting Company (BBC) (November 2000) and by numerous newspaper articles in the U.S. and the U.K.

Patent Search:

Development of genomic strategies for the non-invasive detection of Down syndrome

Site:    US Patent and Trademark Office

URL:    htm://www.usuto.gov/patft/index.html

Approach:

Patent grants of ALL years

Patent applications since 15 March 2001, till 23rd October 2001.

Terms used:

1	plasma, trisomy, DNA
2	plasma, trisomy, RNA
3	serum, trisomy, DNA
4	serum, trisomy, RNA
5	plasma, down$ syndrome, DNA
6	plasma, down$ syndrome, RNA
7	serum, down$ syndrome, DNA
8	serum, down$ syndrome, RNA
9	trisomy, epigenetic$
10	down$ syndrome, epigenetic$
11	trisomy, microarray
12	down$ syndrome, microarray
13	trisomy, methylation
14	down$ syndrome, methylation
15	chromosome 21, epigenetic$
16	chromosome 21, microarray
17	chromosome 21, methylation
18	non-invasive, trisomy
19	non-invasive, down$ syndrome
20	noninvasive, trisomy
21	non-invasive, down$ syndrome

Result:

No established patent or patent applications on our proposed field of work

Part III - Applicant Organization(s)

1.	Applicant Organization(s)

(A)	Principal Applicant Organization

(Please note that there should only be ONE principal applicant organization and it has to be a company incorporated in Hong Kong under Companies Ordinance (Cap 32) and have substantial connection to Hong Kong OR a body corporate incorporated in Hong Kong under other ordinances of the Hong Kong Special Administrative Region. For applicants incorporated under the Companies Ordinance, please provide copies of the following documents of the principal applicant organization as Annexes to this application:

•	Certificate of Incorporation;

•	Memorandum and Articles of Association;

•	Business Registration Certificate;

•	certified true copy of the company’s latest annual return obtained from the Companies Registry; and

•	a full set of the latest audited financial statements.

Name in English	:	The Chinese University of Hong Kong
Name in Chinese	:	[Chinese characters]
Nature of Business	:	Tertiary Education and Research
Address	:	Research and Technology Administration Office
Room 226 Pi Ch’iu Building The Chinese University of Hong Kong Shatin, New Territories
Tel No.	:	2609 8886
Fax No.	:	2603 5451
E-mail Address	:	annalam@cuhk.edu.hk
Web Page	:	www.cuhk.edu.hk

(B)	Co-applicant Organization(s), if any

Name in English	:
Name in Chinese	:
Nature of Business	:
Address	:
Tel No.	:
Fax No.	:
E-mail Address	:
Web Page	:

2.	Implementation Agent, if different from 1(A) above

Name in English	:
Name in Chinese	:
Nature of Business	:
Address	:
Tel No.	:
Fax No.	:
E-mail Address	:
Web Page	:

3.	Project Coordinator:

Name in English	:	Prof Yuk Ming Dennis Lo
Name in Chinese	:	[Chinese characters]
Position	:	Professor
*Organization	:	The Chinese University of Hong Kong
*Address	:	Department of Chemical Pathology
Price of Wales Hospital
Shatin, New Territories
*Tel No.	:	2632 2563
*Fax No.	:	2636 5090
E-mail Address	:	loym@chhk.edu.hk
Web Page	:	www.cpy.cuhk.edu.hk

4.	Deputy Project Coordinator:

Name in English	:	Prof Rossa Wai Kwun Chiu
Name in Chinese	:	[Chinese characters]
Position	:	Assistant Professor
*Organization	:	The Chinese University of Hong Kong
*Address	:	Department of Chemical Pathology
Price of Wales Hospital
Shatin, New Territories
*Tel No.	:	2632 2348
*Fax No.	:	2636 5090
E-mail Address	:	rossachiu@cuhk.edu.hk
Web Page	:

5.	Principal Investigator (if different from (3) above):

Name in English	:	Mr [First Name] [Last Name]
Name in Chinese	:
Position	:
*Organization	:
*Address	:
*Tel No.	:
*Fax No.	:
E-mail Address	:
Web Page	:
* if different from 1(A) above

I hereby confirm that:

(a)	all factual information provided in this application as well as the accompanying information reflects the status of affairs, as at the date of submission. I shall inform the Secretariat of the Innovation and Technology Fund immediately if there are any subsequent changes to the above information; and

(b)	the ideas of the proposed project are original without any constituted or potential act of infringement of the intellectual property rights of other individuals and/or organizations.

Authorized Signature With Organization Chop:	/s/ Joseph Sung

Name of Signatory:	Joseph Sung (Prof.)

Position:	Chairman of Research Committee

Name of Principal Applicant Organization:	The Chinese University of Hong Kong

Date (dd/mm/yy):	24 Oct 2001

APPI-2.0

Appendix I

Sponsorship / Other Funding Sources

(A)	Sponsorship

Name (English and Chinese) of Sponsor with Address	Nature of Sponsor	Origin of Sponsor	Amount Contributed Note 2	Form of Contribution	Funding Condition
Note 1	(Please tick as appropriate)	(Please select as appropriate)	($)	(Cash/Equipment/ Consumables)

3Ben Genomics Hong Kong Limited	☒ Potential end user ☒ Potential investor ☐ Supplier	Local	500,000.00	Cash	None

#301-304 Hong Kong Institute of Biotechnology, 2 Biotechnology Avenue, 12 Miles Tai Po Road, New Territories, Hong Kong	☐ Others, please specify:

Gene Company Limited	☐ Potential end user ☐ Potential investor ☒ Supplier	Local	10,000.00	Consumable	None

Unit A, 8/F, Shell Industrial Building, 12 Lee Chung Street, Chai Wan, Hong Kong. [Chinese characters]	☐ Others, please specify:

	☐ Potential end user ☐ Potential investor ☐ Supplier	[Please select]

Note 1	Please attach proof of the sponsorship solicited as Annex to this application.

Note 2	(a)	Priority consideration will be given to applications that have substantial sponsorship in the form of cash and/or sponsorship from potential users of the project deliverables. Projects with less than two sponsors may be considered and will be accorded a lower priority in funding

	(b)	Sponsorship other than in the form of cash, equipment and consumables should NOT be included under the budget of the proposed project and this Appendix

	(c)	If the sponsorship is in kind of equipment or consumables, please provide details of the donated item(s).

APPI-2.0

☐ Others, please specify:

☐ Potential end user ☐ Potential investor ☐ Supplier ☐ Others, please specify:	[Please select]

☐ Potential end user ☐ Potential investor ☐ Supplier ☐ Others, please specify:	[Please select]

(B)	Other Funding Sources

Name (English and Chinese) of Funding Sources with Address	Any Relationship with the Applicant(s)	Amount Contributed	Form of Contribution Note [5]	Funding Condition
Note [3]	Note [4]	($)	(Cash/Equipment/Consumables)

Note 3	Pleaseattach proof of the funding obtained from other sources as Annex to this application.

Note 4	Please indicate whether the finding source is related to the applicant organization(s) in terms of ownership or management and if so, provide details of the relationship.

Note 5	(a) Funding obtained from other sources other than in the form of cash, equipment and consumables should NOT be included under the budget of the proposed project and this Appendix.

(b) If the funding obtained from other sources is in kind of equipment or consumables, please provide details of the donated item(s).

APP1-2.1

Appendix II

CURRICULUM VITAE

(Maximum Two Pages)

The information provided will be used for processing your application under the Innovation and Technology Fund (ITF). It may be disclosed to assessors, members of the assessment committees for the ITF or relevant government departments for the purpose of vetting your application. You have the rights of access to or correction of your personal data provided in this form. If you wish to exercise such rights, please contact the ITF Secretariat at telephone 2737 2229.

Personal Particulars

Name in English	:	Prof. Yuk Ming Dennis Lo

Name in Chinese	:	[Chinese characters]

ID/Passport No	:

Position held in Company/Organization	:	Professor

Company/Organization:	:	The Chinese University of Hong Kong

* Office Address	:

* Nature of Business	:

Tel No	:	2632 2563

Fax No	:	2636 5090

E-mail Address	:	loym@cuhk.edu.hk

Web Page	:	http://www.cpy.culik.edu.hk/

* Not applicable to in-house personnel of the applicant.

Academic/Professional Qualifications (in chronological order):

Bachelor or of Arts	Cambridge	1986

Bachelor of Medicine & Bachelor of Surgery	Oxford	1989

Master of Arts	Cambridge	1990

Doctor of Philosophy	Oxford	1994

Member of the Royal College of Physicians	U.K.	1995

Member of the Royal College of Pathologists	U.K.	2000

Doctor of Medicine	Oxford	2001

Working Experience (in chronological order):

(Project management experience, if any, should be included.)

Wellcome Medical Graduate Fellow                             1990-3

University of Oxford

Nuffield Department of Pathology & Bacteriology

APPI-2.0

Appendix II

Welcome Clinician Scientist Fellow	1993-4
University of Oxford
Nuffield Department of Clinical Medicine

University Lecturer	1994-7
University of Oxford
Nuffield Department of Clinical Biochemistry

Fellow	1994-7
Green College
University of Oxford

Associate Professor	1997-2000
The Chinese University of Hong Kong

Professor	2000-present
The Chinese University of Hong Kong

Principal investigator of grants amounting over HK$5 million over the last 5 years, successfully managing these projects. These projects have resulted in over 40 publications in peer-reviewed journals over the last 5 years.

Publications (maximum five publications related to the application):

Lo YMD, Corbetta N, Chamberlain PF, Rai V, Sargent IL, Redman CW, et al. Presence of fetal DNA in maternal plasma and serum. Lancet 1997;350: 485-7.

Lo YMD, Hjelm NM, Fidler C, Sargent IL, Murphy MF, Chamberlain PF, et al. Prenatal diagnosis of fetal RhD status by molecular analysis of maternal plasma. N Engl J. Med 1998;339: 1734-8.

Lo YMD, Lau TIC, Zhang J, Leung TN, Chang AM, Hjelm NM, et al. Increased fetal DNA concentrations in the plasma of pregnant women carrying fetuses with trisomy 21. Clin Chem 1999;45:1747-51.

Poon LL, Leung TN, Lau TIC, Lo YMD. Prenatal detection of fetal Down’s syndrome from maternal plasma. Lancet 2000;356:1819-20.

Poon LL, Leung TN, Lau TK, Lo YMD. Presence of fetal RNA in maternal plasma. Clin Chem 2000;46:1832-1834.

Intellectual Property Rights (e.g. patents, copyrights. etc) Owned:

(Please attach additional sheets if necessary.)

Noninvasive prenatal diagnosis (U.S. Patent 6,258,540).

One patent application on the diagnostic use of fetal RNA in maternal plasma (directly relevant to the circulating RNA part of the proposed project).

One patent application on the use of differential DNA methylation for the detection of fetal DNA in maternal plasma (directly relevant to the methylation part of the proposed project).

APP1-2.1

Appendix II

CURRICULUM VITAE

(Maximum Two Pages)

The information provided will be used for processing your application under the Innovation and Technology Fund (ITF). It may be disclosed to assessors, members of the assessment committees for the ITF or relevant government departments for the purpose of vetting your application. You have the rights of access to or correction of your personal data provided in this form. If you wish to exercise such rights, please contact the ITF Secretariat at telephone 2737 2229.

Personal Particulars

Name in English	:	Prof. Rossa Wai Kwun Chiu

Name in Chinese	:	[Chinese characters]

ID/Passport No	:

Position held in Company/Organization	:	Assistant Professor

Company/Organization	:	The Chinese University of Hong Kong

* Office Address	:

* Nature of Business	:

Tel No	:	2632 2348

Fax No	:	2636 5090

E-mail Address	:	rossachiu@cuhk.edu.hk

Web Page	:	http://www.cpy.cuhk.edu.hk/

* Not applicable to in-house personnel of the applicant.

Academic/Professional Qualifications (in chronological order):

MBBS Qld (First class honours)

Working Experience (in chronological order):

(Project management experience, if any, should be included.)

(1) 1999 - current: Honorary Medical Officer, Prince of Wales Hospital, Shatin, Hong Kong

(2) 2000 - current: Coordinate laboratory renovation for the Institute of Molecular Oncology, 4th Floor, Sir Yue Kong Pao Cancer Centre, Prince of Wales Hospital

(3) 2000 - current: Member of the Editorial Board for the Hong Kong Society of Clinical Chemistry Newsletter

(4) 2001: Member of organizing committee for the Hong Kong College of Pathologists and Hong Kong Society of Clinical Chemistry joint seminar: Herbal toxicology in Hong Kong (2002)

(5) 2000: Member of organizing committee for the Second International Symposium on Circulating Nucleic Acids in Plasma and Serum held in conjunction with the 6th Annual Scientific Symposium of the Hong Kong Cancer Institute (20th — 21st February 2001)

APPI-2.0

Appendix II

(6) 2000: Social Committee member for Chinese Congress of Clinical Chemistry and Laboratory Medicine 2000

Publications (maximum five publications related to the application):

(1) Chiu RWK, Poon LLM, Lau TK, Leung TN, Wong EMC, Lo YMD. Effects of blood-processing protocols on fetal and total DNA quantification in maternal plasma. Clin Chem 2001;47:1607-1614.

(2) Chiu RWK, Lau TK, Gong ZQ, Cheung PT, Leung TN, Lo YMD. Non-invasive prenatal diagnosis of congenital adrenal hyperplasia through the use of fetal DNA in maternal plasma. Am J Hum Genet 2001;69:666.

(3) Chiu RWK, Murphy MF, Fidler C, Zee BC, Wainscoat JS, Lo YMD. Determination of RhD Zygosity: Comparison of a Double Amplification Refractory Mutation System Approach and a Multiplex Real-Time Quantitative PCR Approach. Clin Chem 2001;47:667-672.

(4) Chiu RWK, Murphy MF, Fidler C, Wainscoat JS, Lo YMD. Rapid determination of RhD zygosity by real-time quantitative polymerase chain reaction: implication for fetal RhD status determination by maternal plasma. Clin Chem 2001;47:369.

(5) Chin RWK, Lo YMD. Fetal DNA in maternal plasma: biological and diagnostic implications. HKJGOM 2000;1:116-120.

Intellectual Property Rights (e.g. patents, copyrights, etc) Owned:

(Please attach additional sheets if necessary.)

APP1-2.0

Appendix II

CURRICULUM VITAE

(Maximum Two Pages)

The information provided will be used for processing your application under the Innovation and Technology Fund (ITF). It may be disclosed to assessors, members of the assessment committees for the JIB or relevant government departments for the purpose of vetting your application. You have the rights of access to or correction of your personal data provided in this form. If you wish to exercise such rights, please contact the ITF Secretariat at telephone 2737 2229.

Personal Particulars

Name in English:	Prof. Tze Kin LAU

Name in Chinese:	[Chinese characters]

ID/Passport No:

Position held in Company/Organization:	Associate Professor

Company/Organization:	The Chinese University of Hong Kong

* Office Address:

* Nature of Business:

Tel No:	2632 2813

Fax No:	2636 0008

E-mail Address:	tzekinlau@cuhk.edu.hk

Web Page:	http://www.obg.cuhk.edu.hk/

*	Not applicable to in-house personnel of the applicant.

Academic/Professional Qualifications (in chronological order):

MBChB	The Chinese University of Hong Kong	1988
M.Med (O&G)	The National University of Singapore	1993
MRCOG	Royal College of Obstetricians and Gynaecologists	1993
MHKCOG	Hong Kong College of Obstetricians and Gynaecologists	1993
FHKAM(O&G)	The Hong Kong Academy of Medicine	1995
MD	The Chinese University of Hong Kong	1999

Working Experience (in chronological order):

(Project management experience, if any, should be included.)

Jul 1989 - Jun 1991 Medical Officer. Department of Obstetrics and Gynaecology, Prince of Wales Hospital, Shatin, Hong Kong

Jul 1991 - Jun 1992 Medical Officer, Department of Anatomical and Cellular Pathology, Prince of Wales Hospital,

APPI-2.0

Shatin, Hong Kong

Jun 1992 - Jan 1994 Medical Officer, Department of Obstetrics and Gynaecology, Prince of Wales Hospital, Shatin, Hong Kong

Feb 1994 - Sep 1999 Lecturer / Associate Professor, Department of Obstetrics and Gynaecology, The Chinese University of Hong Kong, Shatin, Hong Kong

Oct 1999 - Present Senior Lecturer / Associate Professor, Department of Obstetrics and Gynaecology, The Chinese University of Hong Kong, Shatin, Hong Kong

Publications (maximum five publications related to the application):

1. Lau TK, Fung HYM, Rogers MS, Cheung KL. Racial variation in incidence of Trisomy 21: A survey of 57,742 Chinese deliveries. Am J Med Genet 1998; 75: 386-388

2. Lo YMD, Tein MSC, Lau TK, Haines CJ, Leung TN, Poon PMK, Wainscoat JS, Johnson PJ, Chang AMZ, Hjelm NM. Quantitative analysis of fetal DNA in maternal plasma and serum: implications for non-invasive prenatal diagnosis. Am J Hum Genet 1998; 62: 768-775

3. Law LK, Lau TK, Fung TY, Rogers MS, Hjelm M. Maternal serum screening for Down syndrome in a teaching hospital in Hong Kong. Chin Med J 1999;112:754-757

4. Lau TK, Lo KWK, Chan LYS, Leung TY, Lo YMD. Cell-free fetal deoxyribonucleic acid in maternal circulation as a marker of fetal-maternal hemorrhage in patients undergoing external cephalic version near term. Am J Obstet Gynecol 2000; 183: 712-716.

5. Leung TN, Zhang J, Lau TK, Hjelm NM, Lo YMD. Maternal plasma fetal DNA as a marker for preterrn labour. Lancet 1998; 352: 1904-1905.

Intellectual Property Rights (e.g. patents, copyrights, etc) Owned:

(Please attach additional sheets if necessary.)

The Chinese University of Hong Kong (Ref: ITS/195/01)

Financial Position of the ITSP Project

Notes:

1.	As 50% of the cash sponsorship should have been received by the recipient organization before project commencement, the said amount should appear in the first cashflow period.

2.	Each cashflow period should start from I April or I October (unless it is the project commencement date) and end on 30 September or 31 March (unless it is the project completion date).

Item	Project Budget	Half-yearly cashflow						Total
		01.04.02–30.09.02	01.10.02–31.03.03	01.04.03- 30.09.03	01.10.03- 31.03.04	01.04.04- 30.09.04	01.10.04- 31.03.05
	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)
Income
Revenue
a) Cash sponsorship	500.00	250.000	0.000	125.000	0.000	125.000	0.000	500.000
b) In-kind sponsorship (consumables)	10.000	10.000	0.000	0.000	0.000	0.000	0.000	10.000

Sub-Total:	510.000	260.000	0.000	125.000	0.000	125.000	0.000	510.000

	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)	(HK$’000)
Expenditure
Manpower
a) Postdoctoral Fellow	1.215.000	202.500	202.500	202.500	202.500	202.500	202.500	1.215.000
b) Research Assistant	663.000	110.500	110.500	110.500	110.500	110.500	110.500	663.000

Sub-Total:	1,878.000	313.000	313.000	313.000	313.000	313.000	313.000	1,878.000

Equipment
a) DNA Sequencer	1,200.000	1,200.000	0.000	0.000	0.000	0.000	0.000	1,200.000

Sub-Total:	1,200.000	1,200.000	0.000	0.000	0.000	0.000	0.000	1,200.000

Other Direct Cost
a) Reagents for methylation analysis	410.000	25.000	25.000	90.000	90.000	90.000	90.000	410.000
b) Reagents for gene expression analysis	410.000	25.000	25.000	90.000	90.000	90.000	90.000	410.000
c) Preparation consumables for microarray	150.000	25.000	25.000	25.000	25.000	25.000	25.000	150.000
d) Detection consumables for microarray analysis	660.000	110.000	110.000	110.000	110.000	110.000	110.000	660.000
e) Regents for nucleic acid extraction	150.000	25.000	25.000	25.000	25.000	25.000	25.000	150.000
f) patent application fees	100.000	0.000	0.000	25.000	25.000	25.000	25.000	100.000
g) external audit fee	60.000	0.000	20.000	0.000	20.000	0.000	20.000	60.000
h) conference expenses	90.000	15.000	15.000	15.000	15.000	15.000	15.000	90.000

Sub-Total:	2,030.000	225.000	245.000	380.000	400.000	380.000	400.000	2,030.000

Total: (Expenditure)	5,108.000	1,738.000	558.000	693.000	713.000	693.000	713.000	5,108.000

Net funding position	(4,598.000)	(1,478.000)	(558.000)	(568.000)	(713.000)	(568.000)	(713.000)	(4,598.000)

Requested ITF funding	4,598.000	1,478.000	558.000	568.000	713.000	568.000	713.000	4,598.000

Appendix II

Ref: ITF 1/2001

INNOVATION AND TECHNOLOGY FUND

Interim Guidelines on

Commercialization of ITF Projects

PROBLEM

We need a set of simple and consistent principles to govern the arrangements for the commercialization of projects conducted or completed under the Innovation and Technology Support Programme (ITSP) and General Support Programme (GSP) of the Innovation and Technology Fund (ITF).

BACKGROUND

2. The ITF has been designed carefully to distinguish two kinds of government support for innovation and technology and related support activities. The University — Industry Collaborative Scheme (UICP) and Small Enterprises Research Assistance Scheme (SERAP) are, for policy reasons, designed to provide direct financial assistance to individual companies.

3. On the other hand the ITSP and GSP are intended to benefit industry or the relevant industry sector(s) as a whole. The relevant submissions to the Executive Council and the Finance Committee have made this intention clear. The guidelines to the administration of these programmes have also clearly set out their public mission. Thus we encourage wider industrial-sponsorship of projects.1 We emphasize the importance of non exclusivity in the application of intellectual property and the licensing arrangement for transfer of technology.2

4. One well established way of technology diffusion is for the university or industrial support organization (referred to hereinafter as “institution”) concerned to provide, on a non-discriminatory and non-exclusive basis, direct consultancy services or to license technologies to industry based on the work, results and deliverables of the relevant ITF project. But this situation is changing rapidly as the institutions concerned are increasingly seeking to commercialize more and more ITF projects. We need to set out simple and consistent principles to deal with this development and to enable the stakeholders, namely the Government, the institutions and potential investors/partners, to understand the underlying philosophy and value of the ITF, as well as their rights, privileges and obligations in any commercialization arrangement.

[1]	Para. 2.2.2.7.5. Chapter II, Guide to the ITF
[2]	Para. 4.11. Chapter II, Guide to the ITF

FORMS OF COMMERCIALIZATION

5. There are three main categories of ITF projects which are capable of commercialization:

(a)

Technologies and products (in the form of intellectual property)[3]. Examples of these include the “Centre for Information Security and Cryptography” (HKU, AF/276/98), “Multimedia server for video distribution on LAN” (CUIIK, AF/328/94) and “Development of Novel Diagnostic Kits” (CUHK, AF/034/97);

(b)	Services. These are normally ITF projects granted on the basis of an existing gap in our technology infrastructure and services, where the government will have a role in filling the gap. Examples are the “Centre for Electronic Packaging and Assemblies, Failure Analysis and Reliability Engineering” (City University, AF/255/97) and the project for “Development of Advanced Surface Analysis and Engineering Technologies for the Metal Finishing and Related Industry” (CUHK, AF/32/98); and

(c)	Tangible deliverables derived from an ITF project. A case in point is the databases which the ITF funded as part of the efforts to support the relevant industry. Examples are “Developing a Technology Partner Database at Hong Kong Plastic Technology Centre for use by Interested Plastic Technology Buyers in Hong Kong” (HKPTC, AF/07/95) and “HK-PRC Plastics Linkage Database” (HKPTC, AF/336/97).

6. There are basically three broad types of commercialization arrangement known to us:

(a)	Formation of a subsidiary of the institution concerned to take on the management, marketing and further development of the ITF projects;

(b)	Formation of a company to be spun off from the institution concerned as a joint venture with external partners/investors. In this connection anyone other than the institution itself will be deemed as an external partner or investor. This includes the project coordinator or anyone in the research team who intends to set up a company to commercialize the project; and

(c)	Direct acquisition by an external party.

[3]	As defined in para. 2.2.2.12. Chapter II, Guide to the ITF

GOVERNMENT POSITION

7. In principle we support and welcome initiatives to commercialize ITF projects:

(a)	First, we need more avenues to pass ITF project results on to industry than just the more conventional way set out in paragraph 4 above. Commercialization is an additional and arguably more direct and effective channel for the transfer of ITF project results to benefit industry;

(b)	Second, institutions may-not be the most efficient and effective organizations to pass the ITF project results to industry. Institutional constraints are known to exist in universities, given their main mission in education and research, their organizational and management structure, and their other focuses and priorities. The institutions themselves see their limitations, hence more and more projects are being spun off from universities;

(c)	Third, a more liberal environment with regard to commercialization of ITF projects will provide added incentives for universities and industry support organizations to conduct commercially relevant R&D activities and seek actively for their commercialization; and

(d)	A fortiori, this could promote a stronger sense of entrepreneurship, particularly on the campuses, hopefully with more spin-off and start-up activities. This would reinforce our efforts to promote innovation and technology and contribute to Hong Kong’s development by offering a new kind of economic activities and enterprises which are technology based.

8. Thus our concern is not so much commercialization per se. Rather it is a question of whether a commercialization proposal is consistent with the public mission of the ITSP and GSP (namely derivation of benefits for general applicability to industry as a whole) and public accountability concerns (notably visibility, transparency, equity and financial discipline).

PRINCIPLES

Non-exclusive Arrangement

9. Inherent in the design of the ITSP and GSP, ITF projects are intended for the public good and therefore they should be open for the benefit of industry. In this spirit of openness we do not intend to regulate any commercialization activities set out in paragraph 6 above if they are conducted in an open, transparent and non exclusive basis. In this connection, one major test for non exclusivity is the point of control of dissemination of project results. Thus, for the scenarios described in paragraph 6(a) and (b) above, if the institution owns or maintains a controlling interest 4(hence the control is still in the public domain) and the intention is to use the subsidiary or spun-off company to make widely available the project results (say, by the provision of services or solutions to industry), the arrangement is deemed non exclusive.

Exclusive Arrangement

10. The main issue thus lies with exclusive arrangements. Our view is that the lack of exclusivity may not provide the incentive for firms to acquire technologies and other deliverables generated by ITF funding. This could impede the process of technology transfer to benefit industry. Also, circumstances and the nature of the ITF project results may dictate exclusive arrangements. An example is the disposal of genomic information on an exclusive basis to a pharmaceutical company. In this particular case, the commercial attraction of the information may be greatly diminished if non exclusivity is the way to allow commercial application of the information.

11. Given the sensitivity of any exclusive arrangement, the institutions concerned should first seek approval from the Innovation and Technology Commission (ITC) for pursuing an exclusive arrangement and the conditions under which such an exclusive arrangement are to proceed. The ITC’s main consideration will be whether an exclusive arrangement would represent a better option or a more effective way for technology transfer to industry having regard to such factors as the nature of the technologies in question, the need for further development by industry, the relevant industrial profile, etc.

[4]	“Controlling interest” here refers to a simple majority of shareholding. Shares option exerciseable in the future is not counted.

12. In permitting exclusive arrangements, the ITC would normally require a competitive process in the offer of the ITF project results to a third party on an exclusive basis for the sake of removing barrier to information, transparency and public accountability. The competitive process may not necessarily be in the form of a full tender exercise. We leave the details of the competitive, selection and anal award processes to the institutions concerned. They are however required to submit a report to the ITC after the completion of an exclusive commercialization arrangement.

PAYMENT TO GOVERNMENT

13. To give incentive to institutions the Government does not seek royalty or payment in the commercialization of ITF project results. The only exception is the disposal of physical assets acquired by institutions from ITF funding. In these circumstances, the Government would reserve the right not to allow the acquisition if it is a straight forward transaction for the disposal of the assets or if the disposal is not strictly related to the commercialization exercise. In any event if the disposal of physical assets is approved, the Government would normally seek to recover no less than 50% of the depreciated value of the assets where the original cost of each of which is over $500,0005.

PRICING

14. We do not seek to control the pricing of transfer of technology and services as it is in any event impractical for the ITC to do it. In the final analysis we can leave this to the market.

APPLICATION

15. These guidelines will be in force from the date of their publication to 31 December 2003. The intention is to conduct a major review on them in the latter half of 2002 in the light of operating experience and prevailing circumstances. The ITC however reserves the right to make amendments and revisions to these guidelines at any time within the period of their validity.

[5]

For equipment partly funded by ITF. the Government will only seek to recover the depreciated value on a pro rata basis. To calculate the Governments share of the equipment cost, we will take into account the sponsorship for the procurement of the equipment, whether in kind or in cash, but not the discounts generally available to institutions when procuring equipment.

16. These guidelines do not apply to:

(a)	ITF projects which are more than three years after their completion. We leave it unconditionally to the institutions to dispose of such projects; and

(b)	ITF projects which are terminated for lack of satisfactory progress, for reasons that the original objectives and relevance have been overtaken by events and other circumstances that the Commissioner for Innovation and Technology sees fit to terminate in the public interest.

January 2001

Innovation and Technology Commission